Exhibit 99.4

Supplemental Unaudited Financial Information of Alvotech Holdings S.A.

The historical supplemental unaudited financial information regarding Alvotech Holdings S.A. (the “Parent” or the “Company”) contained in this 8-K has been taken from or prepared based on historical financial information of the Company. These historical financial statements have not been audited. An audit of the Company’s consolidated financial statements in accordance with the requirements of the Public Company Accounting Oversight Board (“PCAOB”) is in process and such financial statements will be included in the registration statement/proxy statement related to the Business Combination. Accordingly, the historical financial information included herein should be considered preliminary and subject to adjustment in connection with the completion of the PCAOB audit. The Company’s results and financial condition as reflected in the financial statements included in the registration statement/proxy statement may be adjusted or presented differently from the historical financial information included herein, and the differences could be material.

Consolidated Statements of Profit or Loss and Other Comprehensive Income or

Loss for the years ended 31 December 2020 and 2019 (Unaudited)

USD in thousands, except for per share amounts	Notes	2020	2019
Revenue	5	66,616	31,918
Other income	5	2,833	50,757
Research and development expenses		(148,072)	(95,557)
General and administrative expenses		(58,914)	(48,566)

Operating loss		(137,537)	(61,448)
Share of net loss of joint venture	23	(1,505)	(192)
Finance income	7	5,608	6,932
Finance costs	7	(161,551)	(158,467)
Exchange rate differences		3,215	3,790

Non-operating loss		(154,233)	(147,937)

Loss before taxes		(291,770)	(209,385)
Income tax credit / (expense)	9	121,726	(491)

Loss for the year		(170,044)	(209,876)

Other comprehensive income / (loss)
Item that will be reclassified to profit or loss in subsequent periods:
Exchange rate differences on translation of foreign operations		5,954	(1,468)

Total comprehensive loss		(164,090)	(211,344)

Loss per share
Basic and diluted loss for the year per share	10	(24.32)	(30.77)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Financial Position as of

31 December 2020 and 2019 (Unaudited)

USD in thousands	Notes	31 December 2020	31 December 2019
Non-current assets
Property, plant and equipment	11	65,446	67,660
Right-of-use assets	12	111,519	103,288
Goodwill	13	13,427	12,226
Other intangible assets	14	6,335	3,096
Contract assets	5	2,190	1,689
Investment in joint venture	23	56,679	54,020
Other long-term assets		714	—
Restricted cash	15	10,087	10,086
Deferred tax assets	9	121,864	—

Total non-current assets		388,261	252,065

Current assets
Inventories		9,646	6,391
Trade receivables		583	22,353
Contract assets	5	32,534	21,367
Other current assets	16	11,322	4,912
Receivables from related parties	21	387	35
Cash and cash equivalents	15	31,689	67,403

Total current assets		86,161	122,461

Total assets		474,422	374,526

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Financial Position as of

31 December 2020 and 2019 (Unaudited)

USD in thousands	Notes	31 December 2020	31 December 2019
Equity
Share capital	17	73	69
Share premium	17	166,740	102,359
Translation reserve		4,974	(980)
Accumulated deficit		(1,039,030)	(868,986)

Total equity		(867,243)	(767,538)

Non-current liabilities
Borrowings	18	565,396	473,287
Derivative financial liabilities	24	534,692	479,263
Other long-term liability to related party	2	7,440	—
Lease liabilities	12	103,474	97,287
Long-term incentive plan	19	40,593	22,293
Contract liabilities	5	38,874	15,471
Deferred tax liability	9	217	327

Total non-current liabilities		1,290,686	1,087,928

Current liabilities
Trade and other payables		11,959	11,732
Lease liabilities	12	5,473	4,507
Current maturities of borrowings	18	2,503	2,319
Liabilities to related parties	21	367	10,780
Contract liabilities	5	14,192	13,576
Taxes payable		69	261
Other current liabilities	22	16,416	10,961

Total current liabilities		50,979	54,136

Total liabilities		1,341,665	1,142,064

Total equity and liabilities		474,422	374,526

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows for the years ended

31 December 2020 and 2019 (Unaudited)

USD in thousands	Notes	2020	2019
Cash flows from operating activities
Loss for the year		(170,044)	(209,876)
Adjustments for non-cash items:
Gain on contribution of intellectual property	5	—	(45,000)
Long-term incentive plan expense	6	18,053	22,384
Depreciation and amortization	8	16,419	14,607
Impairment of property, plant and equipment	11	2,142	—
Share of net loss of joint venture	23	1,505	192
Finance income	7	(5,608)	(6,932)
Finance costs	7	161,551	158,467
Exchange rate difference		(3,215)	(3,790)
Income tax credit / (expense)	9	(121,726)	491

Operating cash flow before movement in working capital		(100,923)	(69,457)
Increase in inventories		(3,255)	(4,163)
Decrease / (increase) in trade receivables		21,771	(21,947)
Increase in liabilities to related parties		1,674	—
Increase in contract assets		(11,667)	(23,057)
Increase in other assets		(7,383)	(2,188)
Increase in trade and other payables		227	1,968
Increase in contract liabilities		24,019	29,046
Increase in other liabilities		7,134	6,506

Cash used in operations		(68,403)	(83,292)
Interest received		212	1,657
Interest paid		(5,664)	(6,488)
Income tax paid		(440)	(425)

Net cash used in operating activities		(74,295)	(88,548)

Cash flows from investing activities
Acquisition of property, plant and equipment	11	(7,485)	(7,203)
Disposal of property, plant and equipment	11	79	176
Acquisition of intangible assets	14	(4,497)	(849)
Investment in joint venture	23	(5,000)	(5,000)

Net cash used in investing activities		(16,903)	(12,876)
Cash flows from financing activities
Repayments of borrowings	18	(2,896)	(24,306)
Repayments of principal portion of lease liabilities	12	(6,087)	(3,841)
Net proceeds from new borrowings	18	30,000	113,825
Net proceeds on issue of equity shares	21	34,385	30,692

Net cash generated from financing activities		55,402	116,370

(Decrease) / increase in cash and cash equivalents		(35,796)	14,946
Cash and cash equivalents at the beginning of the year	15	67,403	52,251
Effect of movements in exchange rates on cash held		82	206

Cash and cash equivalents at the end of the year	15	31,689	67,403

Supplemental cash flow disclosures (Note 25)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity for the years ended 31 December 2020 and 2019 (Unaudited)

USD in thousands	Share capital	Share premium	Translation reserve	Accumulated deficit	Total equity
At 1 January 2019	67	70,124	488	(659,110)	(588,431)
Loss for the year	—	—		(209,876)	(209,876)
Foreign currency translation differences			(1,468)		(1,468)

Other comprehensive loss			(1,468)	(209,876)	(211,344)
Increase in share capital	2	32,235			32,237

At 31 December 2019	69	102,359	(980)	(868,986)	(767,538)

Loss for the year				(170,044)	(170,044)
Foreign currency translation differences			5,954		5,954

Other comprehensive income / (loss)			5,954	(170,044)	(164,090)
Increase in share capital	4	64,381			64,385

At 31 December 2020	73	166,740	4,974	(1,039,030)	(867,243)

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1.	General information

Alvotech Holdings S.A. (the “Parent” or the “Company”) is a Luxembourg public limited company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and is registered with the Luxembourg Trade and Companies’ Register under number B 229193. The Company was incorporated on 2 November 2018.

The Company and its subsidiaries (collectively referred to as the “Group”) are a global biopharmaceutical company dedicated to becoming one of the leaders in the biosimilars monoclonal antibodies market. The Group has biosimilar molecules in development and operates in a new state-of-the-art manufacturing plant for development and commercial supply.

1.1 Information about subsidiaries and joint ventures

Entity name	Principal activity	Issued and paid capital	Place of establishment	Proportion of ownership and voting power held by Alvotech
				31.12.2020	31.12.2019
Alvotech hf	Biopharm.	3,284,148	Iceland	100.00%	100.00%
Alvotech GmbH	Biopharm.	31,182	Germany	100.00%	100.00%
Alvotech Swiss AG	Biopharm.	153,930	Switzerland	100.00%	100.00%
Alvotech Hannover GmbH	Biopharm.	29,983	Germany	100.00%	100.00%
Alvotech Malta Ltd.	Group Serv.	80,450	Malta	100.00%	100.00%
Alvotech USA Inc.	Biopharm.	10	USA	100.00%	100.00%
Alvotech UK Ltd.	Group Serv.	135	UK	100.00%	0.00%
Changchun Alvotech Bioph. Co. Ltd*	Biopharm.	110,000,021	China	50.00%	50.00%

*	Changchun Alvotech Biopharmaceutical Co., Ltd. is an unconsolidated joint venture (see Note 23).

1.2 Information about shareholders

Significant shareholders of the Company are Aztiq Pharma Partners S.à r.l. (Aztiq) and Alvogen Lux Holdings S.à r.l. (Alvogen), with 62.6% and 27.8% ownership interest as of 31 December 2020, respectively. The remaining 9.6% ownership interest is held by various entities, with no single shareholder holding more than 3.8% ownership interest as of 31 December 2020.

Aztiq and Alvogen held 63.4% and 27.7% ownership interest as of 31 December 2019, respectively. The remaining 9.9% ownership interest was held by various entities, with no single shareholder holding more than 4.1% ownership interest as of 31 December 2019.

1.3 Impact of COVID-19

With the ongoing COVID-19 pandemic, the Group created a COVID-19 task force which worked on implementing a business continuity plan to address and mitigate the impact of the pandemic on the Group’s business and operations across sites. As a result, in the short-term, the pandemic has not had a material impact on the Group’s financial condition, results of operations, the timelines for biosimilar product development, expansion efforts or the Group’s operations as a whole. Furthermore, the Group does not currently anticipate that the pandemic will have a prospective material financial or operational impact. However, the extent to which the pandemic will impact the Group’s business, biosimilar product development and expansion efforts, corporate development objectives and the value of and market for the Group’s ordinary shares will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate direction of the pandemic, travel restrictions, quarantines, social distancing, business closure requirements and the effectiveness of other actions taken globally to contain and treat the disease. The global economic slowdown, the overall disruption of global supply chains and distribution systems, the effects of this on the work of appropriate regulatory authorities in different regions and the other risks and uncertainties associated with the pandemic could have a material adverse effect on the Group’s business, financial condition, results of operations and growth prospects.

Notes to the Consolidated Financial Statements

1.4 Going concern

The Group has primarily funded its operations with proceeds from the issuance of ordinary shares and the issuance of loans and borrowings to both related parties and third parties. The Group has also incurred recurring losses since its inception, including net losses of $170.0 million and $209.9 million for the years ended 31 December 2020 and 2019, respectively, and had an accumulated deficit of $1,039.0 million as of 31 December 2020. The Group has not generated positive operational cash flow, largely due to the continued focus on biosimilar product development and expansion efforts. As of 31 December 2020, the Group had cash and cash equivalents, excluding restricted cash, of $31.7 million and current assets less current liabilities of $35.2 million. Furthermore, while the COVID-19 pandemic has not and is not expected to have a material financial or operational impact on the Group, the pandemic may significantly impact the Group’s business, biosimilar product development and expansion efforts, corporate development objectives and the value of and market for the Group’s ordinary shares. In light of these conditions and events, management evaluated whether there is substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the Consolidated Financial Statements are issued.

The Group expects to continue to source its financing during the development of its biosimilar products from new and existing out-license contracts with customers, shareholder equity and shareholder and third party debt financing. In March 2021, the Group completed a second round private placement offering with third party investors for $35.0 million. In June 2021, the Group amended the terms and conditions of its convertible bonds, resulting in net cash proceeds of $49.6 million. Throughout the second half of 2021, Alvogen, a holder of certain convertible shareholder loans, exercised its warrant rights to purchase Class A ordinary shares in exchange for $101.3 million in cash. Throughout 2021, up to the issuance date of these Consolidated Financial Statements, the Group received $40.2 million in milestone payments pursuant to its out-license contracts with customers. Furthermore, the Group is seeking to merge with Oaktree Acquisition Corp II (see Note 26). Therefore, as of [ ] 2021, the issuance date of the Consolidated Financial Statements, the Group expects that its existing unrestricted cash and cash equivalents, along with the aforementioned sources of financing and revenues and ongoing expected shareholder support, will be sufficient to fund its operating expenses and capital expenditure requirements until the contemplated business combination with Oaktree occurs. In the event the Group does not complete this business combination, the Group expects to seek additional funding through an initial public offering (IPO) of its ordinary shares, private equity financings, debt financings or other capital sources.

As such, the Consolidated Financial Statements have been prepared on a going concern basis. However, although management continues to pursue these plans, there is no assurance that the Group will be successful in obtaining sufficient funding on terms acceptable to the Group to fund continuing operations, if at all. If financing is obtained, the terms of such financing may adversely affect the holdings or the rights of the Group’s shareholders. The ability to obtain funding, therefore, is outside of management’s control and is a material uncertainty that may cast significant doubt upon the Group’s ability to continue as a going concern.

2.	Summary of significant accounting policies

2.1 Basis of preparation

The Consolidated Financial Statements of the Group have been prepared in accordance and in compliance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), which comprise all standards and interpretations approved by the IASB.

All amendments to IFRSs issued by the IASB that are effective for annual periods that begin on or after 1 January 2020 have been adopted as further described within the footnotes to the Consolidated Financial Statements. The Group has not adopted any standards or amendments to standards in issue that are available for early adoption.

The Consolidated Financial Statements have been prepared on a historical cost basis, except for certain financial assets and financial liabilities which have been measured at fair value. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services. The Consolidated Financial Statements are presented in U.S. Dollar (USD) and all values are rounded to the nearest thousand unless otherwise indicated..

Notes to the Consolidated Financial Statements

2.2 Basis of consolidation

The Consolidated Financial Statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries. Control is achieved when the Company:

•	has power over the investee;

•	is exposed, or has rights, to variable returns from its involvement with the investee; and

•	has the ability to use its power to affect its returns.

When the Company has less than a majority of the voting rights of an investee, it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Company considers all relevant facts and circumstances in assessing whether or not the Company’s voting rights in an investee are sufficient to give it power, including:

•	the size of the Company’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

•	potential voting rights held by the Company, other vote holders or other parties;

•	rights arising from other contractual arrangements; and

•

any additional facts and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statements of profit or loss and other comprehensive income or loss from the date the Company gains control until the date when the Company ceases to control the subsidiary. The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control.

All intra-group transactions, balances, income and expenses are eliminated in full in consolidation.

2.3 Investments in joint ventures

To the extent the Group concludes that it does not control, and thus consolidate, a joint venture, the Group accounts for its interest in joint ventures using the equity method of accounting. As such, investments in a joint venture are initially recognized at cost and the carrying amount is subsequently adjusted for the Group’s share of the profit or loss of the joint venture, as well as any distributions received from the joint venture. The Group carries its ownership interest in a joint venture as “Investment in joint venture” on the consolidated statements of financial position. The Group’s profit or loss includes its share of the profit or loss of the joint venture and, to the extent applicable, other comprehensive income or loss for the Group includes its share of other comprehensive income or loss of the joint venture. The Group’s share of a joint venture’s profit or loss in a particular year is presented as “Share of net loss of joint venture” in the consolidated statements of profit or loss and other comprehensive income or loss.

The carrying amount of equity-accounted investments is assessed for impairment as a single asset. Impairment losses are incurred only if there is objective evidence of impairment as a result of loss events that have an impact on estimated future cash flows and that can be reliably estimated. Losses expected as a result of future events are not recognized. The Group did not recognize any impairment losses related to its investment in the joint venture for the years ended 31 December 2020 or 2019.

Refer to Note 23 for additional information regarding the Group’s joint venture as of and for the years ended 31 December 2020 and 2019.

Notes to the Consolidated Financial Statements

2.4 Critical accounting judgments and key sources of estimation uncertainty

The preparation of the Consolidated Financial Statements in conformity with IFRS requires Group management to make judgments, estimates and assumptions about the reported amounts of assets, liabilities, income and expenses that are not readily apparent from other sources.

The estimates and associated assumptions are based on information available when the Consolidated Financial Statements are prepared, historical experience and other factors that are considered to be relevant. Judgments and assumptions involving key estimates are primarily made in relation to the measurement and recognition of revenue (as described in Note 2.6 and Note 5), the valuation of derivative financial liabilities (as described in Note 2.18 and Note 24), the valuation of management share appreciation rights (SARs) (as described in Note 2.18 and Note 19), the valuation of deferred tax assets (as described in Note 2.14 and Note 9), and the determination of the carrying amounts of long-lived assets, including property, plant and equipment (as described in Note 2.15 and Note 11), goodwill (as described in Note 2.13 and Note 13) and other intangible assets (as described in Note 2.13 and Note 14). Apart from those involving estimations, critical accounting judgments include the Group’s evaluation as to whether it controls its joint venture in China (as described in Note 2.3 and 23) and material uncertainties with respect to the Group’s going concern assessment (as described in Note 1.4).

Existing circumstances and assumptions may change due to events arising that are beyond the Group’s control. Therefore, actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

2.5 Segment reporting

The Group operates and manages its business as one operating segment based on the manner in which the Chief Executive Officer, the Group’s chief operating decision maker, assesses performance and allocates resources across the Group.

2.6 Revenue recognition

Out-licensing revenue

Revenue from contracts with customers is recognized when or as control of goods or services is transferred to customers at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods and services.

The majority of the Group’s revenue is generated from long-term out-license contracts which provide the customer with an exclusive right to market and sell products in a particular territory once such products are approved for commercialization. These contracts typically include the Group’s promises to continue development of the underlying compound and to provide supply of the product to the customer upon commercialization. The Group concludes that the license, development services and commercial supply are separate performance obligations. This is because customers generally have the capabilities to perform the necessary development, manufacturing and commercialization activities on their own or with readily available resources and have the requisite expertise in the industry and the territory for which the license has been granted. Further, the intellectual property is generally in a later phase of development at the time the license is granted such that any subsequent development activities performed by the Group are not expected to significantly modify or transform the intellectual property. The fact that the Group is contractually obligated to perform development activities for and provide commercial supply to the customer does not impact this conclusion. The Group’s promise to provide commercial supply to its customers is contingent upon the achievement of regulatory approval in the particular territory for which the license has been granted.

The consideration to which the Group is entitled pursuant to these contracts generally includes upfront payments and payments based upon the achievement of development and regulatory milestones. All contracts include a potential refund obligation whereby the Group must refund the consideration paid by the customer in the event of a technical failure or the occurrence of certain other matters that result in partial or full cancellation of the contract. As such, the entire transaction price is comprised of variable consideration, which is estimated using the most likely amount method due to the binary nature of the outcomes under these contracts. Such variable consideration is included in the transaction price only when it is highly probable that doing so will

Notes to the Consolidated Financial Statements

not result in a significant reversal of cumulative revenue recognized when the underlying uncertainty associated with the variable consideration is subsequently resolved. The Group does not account for a significant financing component since a substantial amount of consideration promised by the customer is variable and the amount or timing of that consideration varies on the basis of a future event that is not substantially within the control of either party. Certain contracts also include commercialization milestones upon the first commercial sale of a product in a particular territory, as well as royalties. Commercialization milestones and royalties are accounted for as sales-based royalties; therefore, such amounts are not included in the transaction price and recognized as revenue until the underlying sale that triggers the milestone or royalty occurs.

Upfront payments, when applicable, are received in advance of transferring control of all goods and services. Therefore, a portion of upfront payments is recorded as a contract liability upon receipt. Due to the existence of refund provisions, upfront payments and certain development milestone payments are generally included in the transaction price upon submission of the first clinical trial application to the respective regulatory agency, since it is at this point in time that a significant reversal of cumulative revenue recognized related to such payments is no longer highly probable. Other development and regulatory milestones may not be included in the transaction price until such milestones are achieved due to the degree of uncertainty associated with achieving these milestones. Contract liabilities are presented on the consolidated statements of financial position as either current or non-current based upon forecasted performance. In certain contracts, the Group may transfer control of goods and services, and thus recognize revenue, prior to having the right to invoice the customer. In these circumstances, the Group recognizes contract assets for revenue recognized, and subsequently reclasses the contract asset to trade receivables upon issuing an invoice and the right to consideration is only conditional on the passage of time. Contract assets are presented on the consolidated statements of financial position as either current or non-current based upon the expected timing of settlement.

The standalone selling prices of the development services and the license to intellectual property are not directly observable and, therefore, are estimated. The standalone selling price of the development services is estimated based on the expected costs to be incurred during the development period, using various data points such as the underlying development budget, contractual milestones and performance completed at the time of entering into the contract with a customer. The standalone selling price of the license is estimated using the residual approach on the basis that the Group licenses intellectual property for a broad range of amounts and has not previously licensed intellectual property on a standalone basis. Therefore, the Group first allocates the transaction price to the development services and subsequently allocates the remainder of the transaction price to the license.

The standalone selling price of the commercial supply is directly observable and the stated prices in the Group’s supply contracts reflect the standalone selling price of such goods.

The licenses to intellectual property are right of use licenses on the basis that the ongoing development work performed by the Group does not significantly affect the intellectual property to which the customer has rights. Therefore, control of the license transfers to the customer at the point in time when the right to use the license is granted to the customer. The license is generally granted to the customer at the time the contract is executed with the customer.

The Group satisfies its performance obligation related to the development services over time as the Group’s performance enhances the value of the licensed intellectual property controlled by the customer throughout the performance period. The Group recognizes revenue using a cost-based input measure since this measure best reflects the progress of the development services and, therefore, the pattern of transfer of control of the services to the customer. In certain instances, the Group may subcontract services to other parties for which the Group is ultimately responsible. Costs incurred for such subcontracted services are included in the Group’s measure of progress for satisfying its performance obligation. Changes in the total estimated costs to be incurred in measuring the Group’s progress toward satisfying its performance obligation may result in adjustments to cumulative revenue recognized at the time the change in estimate occurs.

Upon the achievement of regulatory approval and the commencement of commercial sale of its products, the Group will satisfy its performance obligation related to commercial supply at the point in time when control of the manufactured product is transferred to the customer. Transfer of control for such goods will occur in accordance with the stated shipping terms.

The Group does not incur incremental costs of obtaining a contract with a customer that would require capitalization. Costs to fulfill performance obligations are not incurred in advance of performance and, as such, are expensed when incurred.

Notes to the Consolidated Financial Statements

Other revenue

Other revenue primarily consists of clinical trial support services rendered by the Group for its customers, which is recognized as the service is provided. Revenue for such services is presented in the consolidated statements of profit or loss and other comprehensive income or loss net of any discounts.

2.7 Other income

Other income is generated from support service arrangements with certain related parties, as further described in Note 21. Support services performed by the Group include finance, administrative, legal and human resource services.

In addition, other income for the year ended 31 December 2019 includes a gain recognized upon the Group’s contribution of intellectual property to its joint venture, Changchun Alvotech Biopharmaceutical Co. Ltd., as further described in Note 5. The Group reflected this gain as operating income because the substance of the intellectual property contribution, which provides the Group with access to China through its joint venture, is the same as the Group’s out-license contracts with its customers.

2.8 Research and development expenses

Research and development expenses primarily consist of personnel costs, material and other lab supply costs, facility costs and internal and external costs related to the execution of studies and other development program advancement initiatives. Such expenses also include costs incurred in preparation for commercial launch, such as designing and developing commercial-scale manufacturing capabilities and processes, quality control processes, production asset validation and other related activities. The costs also include amortization, depreciation and impairment losses related to software and property, plant and equipment used in research and development activities and pre-commercial manufacturing and quality control activities.

An internally generated intangible asset arising from the Group’s development is recognized only if the Group can demonstrate: the technical feasibility of completing the intangible asset so that it will be available for use or sale; the intent to complete the intangible asset and use or sell it; how the intangible asset will generate probable future economic benefits; the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognized for internally-generated intangible assets is the sum of the expenditures incurred from the date when the intangible asset first meets the aforementioned recognition criteria. If an internally-generated intangible asset cannot be recognized, the related development expenditure is charged to profit or loss in the period in which it is incurred.

Expenditures related to research and development activities are generally recognized as an expense in the period in which they are incurred in line with industry practice, due to significant regulatory uncertainties and other uncertainties inherent in the development of pharmaceutical products. The Group does not capitalize such expenditures as intangible assets until marketing approval by a regulatory authority is obtained or is deemed highly probable. Therefore, the Company did not capitalize any research and development expenses as internally-developed intangible assets during the years ended 31 December 2020 and 2019.

2.9 General and administrative expenses

General and administration expenses primarily consist of personnel-related costs, including salaries and other related compensation expense, for corporate and other administrative and operational functions including finance, human resources, information technology and legal, as well as facility-related costs. These costs relate to the operation of the business and are not related to research and development initiatives.

Expenditures related to general and administration activities are recognized as an expense in the period in which they are incurred.

Notes to the Consolidated Financial Statements

2.10 Finance income and finance cost

Finance income consists of changes in the fair value of derivative financial liabilities and interest income. Interest income from a financial asset is recognized when it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.

Finance cost consists of changes in the fair value of derivative financial liabilities, interest expense related to lease liabilities and borrowings, accretion of borrowings and amortization of deferred debt issue costs.

2.11 Foreign currency translation

The Consolidated Financial Statements are presented in U.S. Dollars, which is the Group’s functional currency. The Group maintains the financial statements of each entity within the group in its respective functional currency. The majority of the Group’s expenses are incurred in U.S. Dollar and Icelandic Krona, and the majority of the Company’s cash and cash equivalents are held in a combination of U.S. Dollars and Euros. Transactions in currencies other than the Group’s functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non- monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Exchange differences on monetary items are recognized in profit or loss in the period in which they arise.

Exchange differences arising on translation of a foreign controlled subsidiary are recognized in other comprehensive income or loss and accumulated in a translation reserve within equity. The cumulative translation amount is reclassified to profit or loss if and when the net investment in the foreign controlled subsidiary is disposed.

2.12 Fair value measurements

The Group measures certain financial liabilities at fair value through profit or loss (FVTPL) each reporting period. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure the fair values of such financial liabilities, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques, as follows:

•	Level 1: quoted prices in active markets for identical assets and liabilities;

•	Level 2: inputs other than quoted prices that are observable for the asset or liability, either directly (e.g., prices) or indirectly (e.g., derived from prices); and

•	Level 3: inputs for the asset or liability that are unobservable.

The carrying amounts of cash and cash equivalents, restricted cash, trade receivables, other current assets, contract assets, trade and other payables and accrued and other liabilities in the Group’s consolidated statements of financial position approximate their fair value because of the short maturities of these instruments.

For liabilities that are measured at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the fair value hierarchy by reassessing the inputs used in determining fair value at the end of each reporting period.

Notes to the Consolidated Financial Statements

2.13 Goodwill and other intangible assets

Goodwill

Acquisitions are first reviewed to determine whether a set of assets acquired constitute a business and should be accounted for as a business combination. If the assets acquired do not meet the definition of a business, the Group will account for the transaction as an asset acquisition. If the definition of a business combination is met, the Group will account for the transaction using the acquisition method of accounting. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognized in the consolidated statements of profit or loss and other comprehensive income or loss as incurred.

Goodwill represents the excess of the purchase price of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities, contingent liabilities, the amount of any noncontrolling interests in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree. Goodwill is reviewed for impairment at least annually, and whenever there is an indication that the asset may be impaired. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. The value in use calculation is performed using discounted expected future cash flows. The discount rate applied to these cash flows is based on the weighted average cost of capital and reflects current market assessments of the time value of money.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the business combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period, or as additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

The Group did not complete any business combinations during the years ended 31 December 2020 and 2019.

Other intangible assets

Other intangible assets consist of software and customer relationships. Intangible assets acquired in a business combination are identified and recognized separately from goodwill if they satisfy the definition of an intangible asset and their fair values can be reliably measured. The cost of intangible assets is their fair value at the acquisition date.

Intangible assets with finite useful lives are reported at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over an asset’s estimated useful life. The estimated useful life and amortization method are reviewed at each balance sheet date, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The following useful lives are used in the calculation of amortization:

Software	3-5 years
Customer relationships	7 years

2.14 Income tax

Income tax includes the current tax and deferred tax charge recorded in the consolidated statements of profit or loss and other comprehensive income or loss.

Current tax

The current tax expense is based on taxable profit for the year. Taxable profit differs from ‘profit before tax’ as reported in the consolidated statements of profit or loss and other comprehensive income or loss because it excludes items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s current tax expense is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Notes to the Consolidated Financial Statements

Accruals for tax contingencies are made when it is not probable that a tax authority will accept the tax position, based upon management’s interpretation of applicable laws and regulations and the expectation of how the tax authority will resolve the matter. Accruals for tax contingencies are measured using either the most likely amount or the expected value amount depending on which method the entity expects to better predict the resolution of the uncertainty.

Deferred tax

Deferred tax is provided in full for all temporary differences between the carrying amounts of assets and liabilities in the Consolidated Financial Statements and the corresponding tax bases used in the computation of taxable profit, except to the extent the temporary difference arises from:

•	The initial recognition of an asset or a liability in a transaction that is not a business combination and that affects neither the taxable profit nor accounting profit;

•	The initial recognition of residual goodwill (for deferred tax liabilities only); or

•

Investments in subsidiaries, branches, associates and joint ventures, where the Group is able to control the timing of the reversal of the temporary difference and it is not probable that it will reverse in the foreseeable future.

Deferred tax liabilities and assets are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and deferred tax assets reflects the tax consequences that would follow from the manner in which the Group expects, at the balance sheet date, to recover or settle the carrying amount of the assets and liabilities.

Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is charged or credited to the consolidated statements of profit or loss and other comprehensive income or loss, except when the tax arises from a business combination or it relates to items charged or credited directly to equity, in which case the deferred tax is also taken directly to equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis in that taxation authority.

2.15 Property, plant and equipment

Property, plant and equipment is recognized as an asset when it is probable that future economic benefits associated with the asset will flow to the Group and the cost of the asset can be measured in a reliable manner. Property, plant and equipment which qualifies for recognition as an asset are initially measured at cost.

The cost of property, plant and equipment includes an asset’s purchase price and any directly attributable costs of bringing the asset to working condition for its intended use.

Depreciation is calculated and recognized as an expense on a straight-line basis over an asset’s estimated useful life. The estimated useful lives, residual values and depreciation method are reviewed at each balance sheet date, with the effect of any changes in estimate accounted for on a prospective basis. The following useful lives are used in the calculation of depreciation:

Facility equipment	5-12 years
Computer equipment	3 years
Leasehold improvements	3-20 years
Furniture and fixtures	5 years

Notes to the Consolidated Financial Statements

Certain of the Group’s property, plant and equipment assets have been pledged to secure borrowings as further described in Note 18. Significant disposals of pledged assets are subject to lender approval. Upon disposal or retirement of an asset, the difference between the sales proceeds, if applicable, and the carrying amount of the asset is recognized in the consolidated statements of profit or loss and other comprehensive income or loss at the time of disposal or retirement.

At the end of each reporting period, or sooner if events triggering an interim impairment assessment occur, the Group reviews the carrying amounts of its property, plant and equipment to determine whether there is any indication that the value of such assets are impaired. Triggering events that warrant an interim impairment assessment include, but are not limited to, the technical obsolescence of equipment or failure of such equipment to meet regulatory requirements. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss and the carrying amount of the asset is reduced to its recoverable amount, which is the higher of fair value less costs of disposal and value in use.

2.16 Inventories

Inventories, which consist of raw materials and supplies in preparation for commercial scale manufacturing, are stated at the lower of cost or net realizable value. Net realizable value is the expected sales price less completion costs and costs to be incurred in marketing, selling and distributing the inventory. Cost is determined using the first-in, first-out method.

Inventories include direct costs for raw materials and supplies and, as applicable, direct and indirect labor and overhead expenses that have been incurred to bring inventories to their present location and condition. The Group does not have material work in progress or finished goods as it had not yet commenced full scale commercial manufacturing activities as of 31 December 2020.

If the net realizable value is lower than the carrying amount, a write-down of inventory is recognized for the amount by which the carrying amount exceeds net realizable value. During the years ended 31 December 2020 and 2019, write-down of inventories amounted to $1.3 million and $1.8 million, respectively, due to product expiration. There were no reversals of inventory write-downs during the years ended 31 December 2020 and 2019.

The Group does not pledge inventories as collateral to secure its liabilities.

2.17 Financial assets

Recognition of financial assets

Financial assets are recognized when the Group becomes a party to the contractual provisions of the instrument. Financial assets are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets, other than financial assets measured at FVTPL, are added to or deducted from the fair value of the financial assets, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets at FVTPL are recognized immediately in profit or loss. There were no transaction costs related to the acquisition of financials assets in 2020 or 2019. All of the Group’s financial assets are measured at amortized cost as of 31 December 2020 and 2019.

Financial assets measured at amortized cost

Financial assets measured at amortized cost are debt instruments that give rise to contractual cash flows that are solely payments of principal and interest on the principal amount outstanding. The Group’s financial assets measured at amortized cost are trade receivables, other current assets, receivables from related parties, restricted cash and cash and cash equivalents.

Interest income is recognized by applying the effective interest rate, except for short-term receivables when the effect of discounting is immaterial.

Notes to the Consolidated Financial Statements

Impairment of financial assets

The Group recognizes a loss allowance for expected credit losses (ECL) on its trade receivables and other debt instruments that are measured at amortized cost. In addition, although contract assets are not financial assets, a loss allowance for ECL are also recognized for such assets. ECL is based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument.

The Group always recognizes lifetime ECL for trade receivables and contract assets. The expected credit losses on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecasted direction of conditions at the reporting date, including time value of money where appropriate.

The Group writes off a financial asset when there is no reasonable expectation of recovery, such as information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery. A trade receivable or contract asset that is considered uncollectible is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss. The Group did not write off any trade receivables or contract assets during the years ended 31 December 2020 and 2019.

The Group estimates impairment for related party receivables on an individual basis. No impairment is recognized for restricted cash or cash and cash equivalents as management has estimated that the effects of any calculated ECL would be immaterial.

Derecognition of financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset as well as an associated liability. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

On derecognition of a financial asset, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized in other comprehensive income or loss and accumulated in equity is recognized in profit or loss.

2.18 Financial liabilities

Financial liabilities

The Group’s financial liabilities consist of trade and other payables, loans and borrowings, lease liabilities, derivative financial instruments, long-term incentive plans, share appreciation right plans and other long-term liability to a related party. All financial liabilities are initially measured at fair value. Loans and borrowings are recorded net of directly attributable transaction costs and less the value attributable to any embedded derivative financial instruments, if applicable.

Financial liabilities subsequently measured at amortized cost

After initial recognition, financial liabilities other than derivative financial instruments, other long-term liability to a related party and awards issued pursuant to long-term incentive plans are subsequently measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that discounts all estimated future cash payments through the expected life of the financial liability, or a shorter period if appropriate, to the amortized cost of a financial liability. The effective interest rate includes the effects of any discount or premium on acquisition of the financial liability, as well as any fees or costs incurred upon acquisition

Notes to the Consolidated Financial Statements

Financial liabilities subsequently measured at FVTPL

Derivative financial instruments

Certain rights and features pursuant to borrowing arrangements and other contracts may provide the counterparty with one or more financial instruments that need to be evaluated and potentially accounted for separately by the Group. These financial instruments are either embedded in a host instrument or are treated as a separate financial instrument if they are contractually transferable independent from the host instrument. Such rights and features pursuant to the Group’s contracts with both third parties and related parties include equity conversion rights, warrant rights and funding rights.

Equity conversion features within host debt instruments that meet the definition of a derivative and have economic and risk characteristics that are not closely related to the host instrument are embedded derivatives that are separated from the host instrument and accounted for separately. Warrant rights that provide the holder with an option to purchase ordinary shares at a specified price or pursuant to a specified formula are generally separate derivative financial instruments that are accounted for separately. Funding rights that grant the holder with an option to provide financing to the Group through the issuance of a convertible loan or through the purchase of ordinary shares at a specified price or pursuant to a specified formula are generally separate derivative financial instruments that are accounted for separately. In the event that the fair value of any derivative liabilities, determined using unobservable inputs, exceeds the transaction price of a borrowing arrangement, the Group records a deferred loss at the inception of the borrowing arrangement for the difference between the fair value of the derivative liabilities and the transaction price of the borrowing arrangement. Such deferred losses are recognized over the term of the related borrowing arrangement using the straight-line method of amortization. The deferred loss is netted against derivative financial liabilities on the consolidated statements of financial position. Amortization of the deferred loss is recognized as a component of “Finance costs” in the consolidated statements of profit or loss and other comprehensive income or loss.

The Group recognized embedded derivative liabilities related to the equity conversion features within the convertible bonds and convertible shareholder loans, as further described in Note 18. The Group also recognized derivative liabilities related to the warrant rights and funding rights within the convertible shareholder loans, as further described in Note 18. Such rights are exercisable at the option of the holder at any time prior to a specified number of days before an IPO of equity securities by the Group or the maturity date of the host instrument, depending on the particular instrument. These features are liability-classified, rather than equity-classified, because the Group is obligated to issue a variable number of ordinary shares to the holder upon conversion or exercise of the feature. Therefore, these derivative liabilities were initially recorded at fair value and remeasured to fair value at each reporting period with gains and losses arising from changes in the fair value recognized in finance income or finance costs, as appropriate.

The fair values of the derivative liabilities were determined using an option pricing based approach that incorporated a range of inputs that are both observable and unobservable in nature. The unobservable inputs used in the initial and subsequent fair value measurements for the equity conversion rights, warrant rights and funding rights predominantly relate to (i) the fair value of the Group’s ordinary shares, (ii) the volatility of the Group’s ordinary shares, (iii) a risky discount rate corresponding to the credit risk associated with the repayment of the host debt instruments, and (iv) the probabilities of each derivative being exercised by the holder and the timing of such exercises. The probabilities are determined based on all relevant internal and external information available and are reviewed and reassessed at each reporting date.

The Group will derecognize any derivative liabilities if and when the rights are exercised by the holders or the time period during which the rights can be exercised expires.

Other long-term liability to related party

The Group’s other long-term liability to a related party arose from its acquisition of product rights for commercialization of Adalimumab in China from Lotus Pharmaceutical Co. Ltd., a related party, during the year ended 31 December 2020. Pursuant to the terms of the asset acquisition, the Group made an upfront payment of $1.9 million and is required to pay $7.4 million upon the commercial launch of Adalimumab in China. The Group concluded that the event triggering future payment is probable and, as such, recorded the full amount of the liability as a non-current liability in the consolidated statements of financial position as of 31 December 2020. The upfront payment and contingent payment amounts were charged to “Research and development expense” in the consolidated statements of profit or loss and other comprehensive income or loss.

Notes to the Consolidated Financial Statements

Long-term incentive plans

Share appreciation rights

The Group issued to certain current and former employees share appreciation rights (SARs) that require settlement in connection with the occurrence of specified, future triggering events. Grants occurred from 2015 through 2020. The awards include a combination of vesting conditions, such as service and performance conditions, as well as non-vesting conditions depending on the particular award. The individuals retain their vested awards upon termination of employment with the Group. Settlement amounts are determined by the change in the Group’s market value from the grant date of the SAR until the triggering events occur. The SARs do not expire at a specific date.

Pursuant to the terms of the SAR agreements, management determined that the Group cannot avoid paying cash to settle the awards and, therefore, SARs are liability-classified in the consolidated statements of financial position. Accordingly, SARs are recorded at fair value and are subsequently remeasured each reporting period with the change in fair value reflected as a gain or loss in the consolidated statements of profit or loss and other comprehensive income or loss, as appropriate. The fair value of the SARs is determined using the Black-Scholes-Merton pricing model.

Employee incentive plan

The Group also sponsors an employee incentive plan for certain qualifying employees. Under the plans, such employees are entitled to cash payments upon achievement of key milestones, such as a research and development milestone or the occurrence of an exit event. The awards include a combination of vesting conditions, such as service and performance conditions, as well as non-vesting conditions depending on the particular award. Since the Group cannot avoid paying cash to settle the awards, the employee incentive plan is liability-classified in the consolidated statements of financial position. Accordingly, awards issued pursuant to the employee incentive plan are recorded at fair value and are subsequently remeasured each reporting period with the change in fair value reflected as a gain or loss in the consolidated statements of profit or loss and other comprehensive income or loss, as appropriate. Employee incentive plan liabilities are presented as either current or non-current on the consolidated statements of financial position based on the anticipated timing of settlement.

The fair value of the employee incentive plan awards is determined by estimating the probability of success in reaching the specified milestones and other levers, such as the anticipated timing of potential milestone achievement.

2.19 Litigation and other contingencies

The Group may, from time to time, become involved in legal proceedings arising out of the normal course of its operations. For instance, as a developer and manufacturer of biosimilars, the Group may be subject to lawsuits alleging patent infringement or other similar claims made by patent-protected pharmaceutical developers and manufacturers. Similarly, the Group may utilize patent challenge procedures to challenge the validity, enforceability or infringement of the originator’s patents. The Group may also be involved in patent litigation involving the extent to which its products or manufacturing process techniques may infringe other originator or third party patents.

The Group establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. When such conditions are not met for a specific legal matter, no reserve is established. Although management currently believes that resolving claims against the Group, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Group, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. It is possible that an unfavorable outcome of a lawsuit or other contingency could have a material impact on the liquidity, results of operations, or financial condition of the Group.

Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount of loss can be reasonably estimated. Accruals are based only on information available at the time of the assessment, due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the Group’s results of operations in a given period.

Notes to the Consolidated Financial Statements

The Group maintains liability insurance coverages for various claims and exposures. The Group’s insurance coverage limits its maximum exposure on claims; however, the Group is responsible for any uninsured portion of losses. Management believes that present insurance coverage is sufficient to cover potential exposures.

2.20 Leases

The Group assesses whether a contract is or contains a lease at inception of the contract. The Group recognizes a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for those with a lease term of twelve months or less and leases of low value assets. For these leases, the Group recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed. The Group’s leased assets consist of various real estate, fleet and equipment leases. The Group has not identified any leased assets that are embedded in service contracts with third parties.

Right-of-use assets reflect the initial measurement of the lease liability, lease payments made at or before the lease commencement date and any initial direct costs less lease incentives that may have been received by the Group. These assets are subsequently measured at cost less accumulated depreciation, impairment losses and remeasurements of the underlying lease liability. Right-of-use assets are depreciated over the shorter of the lease term and the useful life of the underlying asset. If a lease transfers ownership of the underlying asset to the Group or the lease includes a purchase option that the Group is reasonably certain to exercise, the related right-of-use asset is depreciated over the useful life of the underlying asset. Depreciation starts at the commencement date of the lease.

Lease liabilities are initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Group uses its incremental borrowing rate, which is the rate of interest that the Group would need to pay to borrow, on a collateralized basis, an amount equal to the lease payments over a similar term in a similar economic environment based on information available at the commencement date of the lease. The lease payments included in the measurement of the lease liability comprise fixed payments (including in-substance fixed payments) less any incentives, variable lease payments that depend on an index or rate, expected residual guarantees and the exercise price of purchase options reasonably certain to be exercised by the Group.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability, using the effective interest method, and by reducing the carrying amount to reflect payments made during the lease term. The Group remeasures the lease liability if the lease term has changed, when lease payments based on an index or rate change or when a lease contract is modified and the modification is not accounted for as a separate lease.

Variable payments that do not depend on an index or rate are not included in the measurement of the lease liability and the right-of-use asset. The related payments are recognized as an expense in the period in which the event or condition that triggers those payments occurs.

As a practical expedient, lessees are not required to separate non-lease components from lease components, and instead account for any lease and associated non-lease components as a single lease component. The Group has used this practical expedient.

2.21 Loss per share

Holders of the Group’s Class A and Class B ordinary shares have the same rights to share in profits and receive dividends. Accordingly, the Group has one class of ordinary shares for purposes of calculating loss per share.

The calculation of basic loss per share is based on the loss for the year attributable to ordinary equity holders of the Group and the weighted average number of ordinary shares outstanding during the period.

Diluted loss per share is computed by dividing the loss for the year attributable to ordinary equity holders of the Group by the weighted average number of ordinary shares outstanding in the basic loss per share calculation, both of which are adjusted for the effects of all dilutive potential ordinary shares. Antidilutive effects of potential ordinary shares, which result in an increase in earnings per share or a reduction in loss per share, are not recognized in the computation of diluted loss per share.

Notes to the Consolidated Financial Statements

3.	New accounting standards

New standards and interpretations adopted and effective during the period

The following new IFRS standards have been adopted by the Group effective 1 January 2020:

IFRS 9 IAS 39 and IFRS 7 – Interest Rate and Benchmark Reform, Phase I

The IASB issued amendments to IFRS 9, IAS 39, and IFRS 7, Phase I, which provides temporary relief from applying specific hedge accounting requirements to hedging relationships directly impacted by the interest rate benchmark (IBOR) reform. The key relief provided by this amendment relates to risk components, “highly probable requirements”, prospective assessments, retrospective effectiveness test and recycling the cash flow hedging reserve. The adoption of the amendments did not have a material impact on the Consolidated Financial Statements of the Group.

IFRS 3 – Definition of a Business

The IASB issued amendments to IFRS 3 Business Combinations that revised the definition of a business, which assists entities in the evaluation of whether an acquired set of activities and assets is a group of assets or should be considered a business. The amendment allows an entity to apply an optional concentration test to evaluate if the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, constituting a group of assets rather than a business. The amendments are applied to all business combinations and asset acquisitions of the Group on or after 1 January 2020. The adoption of the amendments did not have a material impact on the Consolidated Financial Statements of the Group.

IAS 1 and IAS 8 – Definition of Material

The IASB issued amendments to IAS 1 and IAS 8, to clarify the definition of “material.” The amendment refines the definition of material to information if omitting, misstating or obscuring it could reasonably by expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide information about a specific reporting entity. The amendments are applied to all financial statements and disclosures of the Group effective 1 January 2020. The adoption of the amendments did not have a material impact on the Consolidated Financial Statements of the Group.

Revised Conceptual Framework for Financial Reporting

The IASB issued the Revised Conceptual Framework for Financial Reporting, which sets out the fundamental concepts for financial reporting that guide the Board in developing IFRS Standards. It helps ensure that the Standards are conceptually consistent and that similar transactions are treated the same way, so as to provide useful information for investors, lenders, and other creditors. The Conceptual Framework also assists companies in developing accounting policies when no IFRS Standard applies to a particular transaction. The Revised Conceptual Framework for Financial Reporting is applied to all financial statements and disclosures of the Group effective 1 January 2020. The adoption of the amendments did not have a material impact on the Consolidated Financial Statements of the Group.

New and revised IFRS standards in issue but not yet effective

The following new standards are not yet adopted by or effective for the Group and have not been applied in preparing these financial statements.

IFRS 9 IAS 39 and IFRS 7 – Interest Rate and Benchmark Reform, Phase II

The IASB issued amendments to IFRS 9, IAS 39, and IFRS 7, Phase II, which finalized the IASB’s response to the ongoing reform of interest rate benchmark (IBOR) reform. The amendments complemented Phase I amendments and mainly relate to changes in cash flows, hedge accounting, and disclosures. The amendments are effective for annual periods beginning on or after January 1, 2021. The Group does not expect the adoption of the amendments to have a material impact on the Consolidated Financial Statements of the Group in future periods.

Notes to the Consolidated Financial Statements

IFRS 10 and IAS 28 (Amendments) – Sale or Contribution of Assets between Investor and its Associate or Joint Venture:

The IASB issues amendments to IFRS 10 and IAS 28, which relate to situations where there is a sale or contribution of assets between an investor and its associate or joint venture. The amendments state that gains or losses resulting from the loss of control of a subsidiary that does not contain a business in a transaction with an associate or a joint venture that is accounted for using the equity method, are recognized in the parent’s profit or loss only to the extent of the unrelated investors’ interests in that associate or joint venture. Similarly, gains and losses resulting from the remeasurement of investments retained in any former subsidiary (that has become an associate or a joint venture that is accounted for using the equity method) to fair value are recognized in the former parent’s profit or loss only to the extent of the unrelated investors’ interests in the new associate or joint venture. The effective date of the amendments has yet to be set by the Board; however, earlier application of the amendments is permitted. The Group anticipates that the application of these amendments may have an impact on the Consolidated Financial Statements in future periods should such transactions arise.

IAS 1 (Amendments) – Classification of Liabilities as Current or Non-Current

The IASB issues amendments to IAS 1, which affect the presentation of liabilities as current or non-current in the statement of financial position. The amendment does not impact the amount or timing of recognition of any asset, liability, income or expenses, or the information disclosed about those items. The amendments clarify that the classification of liabilities as current or non-current is based on rights that are in existence at the end of the reporting period, specify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability, explain that rights are in existence if covenants are complied with at the end of the reporting period, and introduce a definition of ‘settlement’ to make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services. The amendments are applied retrospectively for annual periods beginning on or after 1 January 2023, with early application permitted. The Group anticipates that the application of these amendments may have an impact on the Consolidated Financial Statements in future periods.

IAS 16 (Amendments) – Property, Plant and Equipment – Proceeds before Intended Use

The IASB issues amendments to IAS 16, which prohibit deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced before that asset is available for use; that is, proceeds while bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Consequently, an entity recognizes such sales proceeds and related costs in profit or loss. The entity measures the cost of those items in accordance with IAS 2 Inventories. The amendments also clarify the meaning of ‘testing whether an asset is functioning properly’. IAS 16 now specifies this as assessing whether the technical and physical performance of the asset is such that it is capable of being used in the production or supply of goods or services, for rental to others, or for administrative purposes. If not presented separately in the statement of comprehensive income, the financial statements shall disclose the amounts of proceeds and cost included in profit or loss that relate to items produced that are not an output of the entity’s ordinary activities, and which line item(s) in the statement of comprehensive income include(s) such proceeds and cost. The amendments are applied retrospectively, but only to items of property, plant and equipment that are brought to the location and condition necessary for them to be capable of operating in the manner intended by management on or after the beginning of the earliest period presented in the financial statements in which the entity first applies the amendments. The entity shall recognize the cumulative effect of initially applying the amendments as an adjustment to the opening balance of retained earnings (or other component of equity, as appropriate) at the beginning of that earliest period presented. The amendments are effective for annual periods beginning on or after 1 January 2022, with early application permitted. The Group anticipates that the application of this amendment will not have a material impact on the Consolidated Financial Statements.

IAS 37 (Amendment) - Onerous Contracts – Cost of Fulfilling a Contract

The IASB issues amendments to IAS 37 to specify that the ‘cost of fulfilling’ a contract comprises the ‘costs that relate directly to the contract’. Costs that relate directly to a contract consist of both the incremental costs of fulfilling that contract (examples would be direct labor or materials) and an allocation of other costs that relate directly to fulfilling contracts (an example would be the allocation of the depreciation charge for an item of property, plant and equipment used in fulfilling the contract). The amendments apply to contracts for which the entity has not yet fulfilled all its obligations at the beginning of the annual reporting

Notes to the Consolidated Financial Statements

period in which the entity first applies the amendments. Comparatives are not restated. Instead, the entity shall recognize the cumulative effect of initially applying the amendments as an adjustment to the opening balance of retained earnings or other component of equity, as appropriate, at the date of initial application. The amendments are effective for annual periods beginning on or after 1 January 2022, with early application permitted. The Group anticipates that the application of these amendments will not have a material impact on the Consolidated Financial Statements.

Annual Improvements to IFRS Standards 2018-2020 Cycle

The Annual Improvements include amendments to four Standards, as detailed below.

IFRS 1 – First-time Adoption of International Financial Reporting Standards

The IASB issues amendments on IFRS 1, which provides additional relief to a subsidiary which becomes a first-time adopter later than its parent in respect of accounting for cumulative translation differences. As a result of the amendment, a subsidiary that uses the exemption in IFRS 1:D16(a) can now also elect to measure cumulative translation differences for all foreign operations at the carrying amount that would be included in the parent’s consolidated financial statements, based on the parent’s date of transition to IFRS Standards, if no adjustments were made for consolidation procedures and for the effects of the business combination in which the parent acquired the subsidiary. A similar election is available to an associate or joint venture that uses the exemption in IFRS 1:D16(a). The amendment is effective for annual periods beginning on or after 1 January 2022, with early application permitted.

IFRS 9 Financial Instruments

The IASB issues amendments on IFRS 9, which clarifies that in applying the ‘10 percent’ test to assess whether to derecognize a financial liability, an entity includes only fees paid or received between the entity (the borrower) and the lender, including fees paid or received by either the entity or the lender on the other’s behalf. The amendment is applied prospectively to modifications and exchanges that occur on or after the date the entity first applies the amendment. The amendment is effective for annual periods beginning on or after 1 January 2022, with early application permitted.

IFRS 16 Leases

The IASB issues amendments on IFRS 16, which removes the illustration of the reimbursement of leasehold improvements. As the amendment to IFRS 16 only regards an illustrative example, no effective date is stated.

IAS 41 Agriculture

The IASB issues amendments on IAS 41, which removes the requirement for entities to exclude cash flows for taxation when measuring fair value. This aligns the fair value measurement in IAS 41 with the requirements of IFRS 13 Fair Value Measurement to use internally consistent cash flows and discount rates and enables preparers to determine whether to use pretax or post-tax cash flows and discount rates for the most appropriate fair value measurement. The amendment is applied prospectively, for fair value measurements on or after the date an entity initially applies the amendment. The amendment is effective for annual periods beginning on or after 1 January 2022, with early application permitted.

The Group anticipates that the application of these amendments will not have a material impact on the Consolidated Financial Statements.

4.	Segment reporting

As disclosed in Note 2, the Group operates and manages its business as one operating segment.

The majority of the Group’s revenue is generated from long-term out-license contracts which provide the customer with exclusive rights to a particular territory, which generally span multiple countries or a particular continent, as well as the Group’s promises to continue development of the underlying compound and to provide supply of the product to the customer upon commercialization. Therefore, based on the nature of the customer agreements, revenue information is not currently available on a country-by-country basis.

Notes to the Consolidated Financial Statements

Revenue from customers based on the geographic market in which the revenue is earned, which predominantly aligns with the rights conveyed to the Group’s customers pursuant to its out-license contracts, is as follows (in thousands):

	2020	2019
North America	37,928	1,967
Europe	19,710	21,420
Asia	4,107	2,405
Other	4,871	6,126

	66,616	31,918

Non-current assets, excluding financial instruments and deferred tax assets, based on the location of the asset is as follows (in thousands):

	2020	2019
North America	471	—
Europe	207,355	196,634
Asia and Other	1,892	1,411

	209,718	198,045

Revenue from transactions with individual customers that exceed ten percent or more of the Group’s total revenue is as follows (in thousands, except for percentages):

	2020		2019
	Revenue	% Total	Revenue	% Total
Customer A	36,270	54.4%	—	—
Customer B	18,572	27.9%	18,198	57.0%
Customer C	*	*	3,935	12.3%

* Less than 10%

5.	Revenue and other income

Revenue from contracts with customers

Disaggregated revenue

The following table summarizes the Groups’ revenue from contracts with customers, disaggregated by the type of good or service and timing of transfer of control of such goods and services to customers (in thousands):

	2020	2019
License revenue (point in time revenue recognition)	24,067	18,009
Research and development and other service revenue (over time revenue recognition)	42,549	13,909

	66,616	31,918

Reassessment of variable consideration

Subsequent changes to the estimate of the transaction price are generally recorded as adjustments to revenue in the period of change. The Group updates variable consideration estimates on a quarterly basis. The quarterly changes in estimates did not result in material adjustments to the Group’s previously reported revenue or trade receivables during the years ended 31 December 2020 and 2019.

Notes to the Consolidated Financial Statements

Contract assets and liabilities

A reconciliation of the beginning and ending balances of contract assets and contract liabilities is shown in the table below (in thousands):

	Contract Assets	Contract Liabilities
31 December 2018	—	—
Contract asset additions	26,599	—
Amounts transferred to trade receivables	(3,543)	—
Customer prepayments	—	34,366
Revenue recognized	—	(5,319)

31 December 2019	23,056	29,047

Contract asset additions	43,795	—
Amounts transferred to trade receivables	(32,127)	—
Customer prepayments	—	44,418
Revenue recognized	—	(20,399)

31 December 2020	34,724	53,066

The net increase in contract assets and contract liabilities as of 31 December 2020 is primarily due to the execution of new out-license contracts with customers. The Group presents contract assets and contract liabilities arising from the same customer contract on a net basis on the statements of financial position. As of 31 December 2020, $2.2 million and $32.5 million are recorded as non-current contract assets and current contract assets, respectively. Non-current contract assets will materialize over the next 2 to 3 years. As of 31 December 2020, $38.9 million and $14.2 million are recorded as non-current contract liabilities and current contract liabilities, respectively. Non-current contract liabilities will be recognized as revenue over the next 2 to 5 years as either services are rendered or contractual milestones are achieved, depending on the performance obligation to which the payment relates.

Remaining performance obligations

Due to the long-term nature of the Group’s out-license contracts, the Group’s obligations pursuant to such contracts represent partially unsatisfied performance obligations at year-end. The revenues under existing out-license contracts with original expected durations of more than one year are estimated to be $331.7 million. The Group expects to recognize the majority of this revenue over the next 4 years.

Out-license agreements

Teva Pharmaceutical Industries Ltd. (Teva)

In August 2020, the Group entered into an exclusive strategic agreement with Teva for the commercialization in the United States of five of the Group’s biosimilar product candidates. The initial pipeline contains biosimilar candidates addressing multiple therapeutic areas. Under this agreement, the Group will be responsible for the development, registration and supply of the biosimilars, while Teva will be exclusively commercializing the products in the United States pursuant to an intellectual property license granted by the Group to Teva. The agreement includes an upfront payment and subsequent milestone payments due the Group over the development period. The Group and Teva will share profit from the commercialization of the biosimilars.

STADA Arzneimittel AG (STADA)

In November 2019, the Group entered into an exclusive strategic agreement with STADA for the commercialization of seven biosimilars in all key European markets and selected markets outside Europe. The initial pipeline contains biosimilar candidates aimed at treating autoimmunity, oncology, ophthalmology and inflammatory conditions. Under this agreement, the Group will be responsible for the development, registration and supply of the biosimilars, while STADA will be exclusively commercializing the products in the relevant territories pursuant to an intellectual property license granted by the Group to STADA. The agreement includes an upfront payment with subsequent milestone payments due the Group over four years from the inception of the agreement.

Notes to the Consolidated Financial Statements

Other income

Other income primarily consists of a gain on the contribution of intellectual property to Changchun Alvotech Biopharmaceutical Co. Ltd. (the “joint venture”).

In 2019, the Group’s initial investment in the joint venture was $100.0 million, $90.0 million of which was a contribution of intellectual property related to six specific contract products. In accordance with the terms of the joint venture agreement, the fair value of the contributed intellectual property was estimated by a certified appraiser that was engaged by the Group’s joint venture partner. Prior to the contribution, the Group did not capitalize any development costs relating to the contract products. Therefore, since part of the paid in capital is in the form of non-financial assets, a gain is recognized in the consolidated statements of profit or loss and other comprehensive income or loss in the amount of the unrelated investor’s share in the intellectual property contributed to the joint venture.

The following table presents the components of other income during the years ended 31 December 2020 and 2019 (in thousands):

	2020	2019
Gain on contribution of intellectual property to joint venture	—	45,000
Other	2,833	5,757

	2,833	50,757

6.	Salaries and other employee expenses

The average number of individuals employed by the Group during the years ended 31 December 2020 and 2019 was 488 and 341, respectively. The aggregate salary and other personnel-related costs incurred by the Group for these employees were as follows (in thousands):

	2020	2019
Salary expense	45,904	32,742
Defined contribution plan expense (1)	5,234	3,980
Long-term incentive plan expense	18,053	22,384
Other employee expense	10,186	7,602
Temporary labor	3,441	1,625

	82,818	68,333

(1)

Defined contribution plan expense consists of costs incurred by the Group for employees of certain subsidiaries that are required by local laws to participate in pension schemes. These pension schemes are not sponsored or administered by the Group. Pursuant to the requirements of the schemes, the Group is required to contribute a certain percentage of its payroll costs to the pension schemes. Such contributions are charged to the consolidated statements of profit or loss and other comprehensive income or loss as they become payable in accordance with the rules of the pension schemes.

Salaries and other employee expense is included within the consolidated statements of profit or loss and other comprehensive income or loss as follows (in thousands):

	2020	2019
Research and development expenses	49,043	34,998
General and administrative expenses	33,775	33,335

Total salary and other employee expenses	82,818	68,333

Notes to the Consolidated Financial Statements

7.	Finance income and finance cost

Finance income earned during the years ended 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Changes in the fair value of derivatives	5,393	5,194
Interest income from cash and cash equivalents	166	1,732
Other interest income	49	6

	5,608	6,932

Finance cost incurred during the years ended 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Changes in the fair value of derivatives	(60,823)	(59,894)
Interest on debt and borrowings	(91,985)	(90,214)
Interest on lease liabilities	(5,481)	(5,541)
Amortization of deferred debt issue costs	(3,262)	(2,818)

	(161,551)	(158,467)

8.	Depreciation and amortization

Depreciation and amortization expenses incurred during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Depreciation and impairment of property, plant and equipment (see note 11)	10,363	7,390
Depreciation of right of use assets (see note 12)	7,188	6,308
Amortization of intangibles assets (see note 14)	1,010	909

	18,561	14,607

Depreciation and amortization expense is included within the consolidated statements of profit or loss and other comprehensive income or loss as follows (in thousands):

	2020	2019
Research and development expenses	16,358	7,800
General and administrative expenses	2,203	6,807

Total depreciation and amortization expense	18,561	14,607

9.	Income tax

Taxation recognized in the consolidated statements of profit or loss and other comprehensive income or loss during the years ended 31 December 2020 and 2019 is as follows (in thousands):

Current tax	2020	2019
Direct taxes - current	248	425
Direct taxes – prior year	—	105
Other employee expense	—	—

Total current tax	248	530

Deferred tax
Current	(121,974)	(39)
Prior year	—	—

Total deferred tax	(121,974)	(39)

Total income tax credit / (expense)	(121,726)	491

Notes to the Consolidated Financial Statements

The factors affecting the tax credit during the year ended 31 December 2020 relates to the initial recognition of a deferred tax asset on accumulated tax losses which, at the end of 2020, management assessed that it was probable that the accumulated tax losses would be fully utilized in the coming years, as further described below.

The effective tax rate for the year of 41.7% (2019: -0.2%) is higher than the applicable statutory rate of corporation tax. The reconciling items between the statutory rate and the effective tax rate are as follows:

	2020	2019
Tax rate	24.9%	24.9%
Effect of tax rate in foreign jurisdictions	(4.9%)	(4.9%)
Recognition of tax losses	27.9%	—
Valuation allowance	(6.2%)	(20.2%)

Effective tax rate	41.7%	(0.2%)

The movement in net deferred taxes during the years ended 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Balance at 1 January	(327)	(366)
Deferred tax credited to profit or loss	121,974	39
Deferred tax charged to other comprehensive income or loss	—	—

Balance at 31 December	121,647	(327)

Deferred tax assets	121,864	—
Deferred tax liabilities	(217)	(327)

Where there is a right of offset of deferred tax balances within the same tax jurisdiction, IAS 12 requires these to be presented after such offset in the consolidated statements of financial position. The closing deferred tax balances included above are after offset; however, the disclosure of deferred tax assets by category below are presented before such offset.

The amount of deferred tax recognized in the consolidated statements of financial position as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Deferred tax assets attributable to temporary differences in respect of tax losses	121,864	—
Deferred tax liabilities attributable to other temporary differences	(217)	(327)

Net deferred tax assets / (liabilities)	121,647	(327)

A deferred tax liability of $0.2 and $0.3 million as of 31 December 2020 and 2019, respectively, has been recognized in relation to fair value remeasurement of customer relationships and other ordinary timing differences.

A deferred tax asset has also been recognized with respect to losses carried forward in Iceland that was not recognized in prior periods. The recognition in 2020 is due to the increase in forecasted profit as per the 2020 ten-year forecast, largely driven by a significant number of new contracts with customers that were executed in 2020 with known milestone payments due at fixed times over the next ten years, relative to the forecasted profit as per the 2019 ten-year forecast. The forecasted profit associated with this milestone revenue is significant and provides for considerable headroom over and above the level needed to support full recognition of the losses. This is the case even after excluding sales-based milestones and taking account some uncertainty over milestones being achieved at the projected times. As such, the Group estimates that the tax loss carryforward will be used against taxable profits in the coming years and, therefore, a non-current deferred tax asset of $121.9 million was recognized as of 31 December 2020.

Notes to the Consolidated Financial Statements

These tax losses expire as follows (in thousands):

2023-2025	40,010
2026-2028	234,775
Thereafter	334,533

609,318

10.	Loss per share

Basic loss per share is computed by dividing loss for the year by the weighted average number of ordinary shares outstanding during the period.

Diluted loss per share is computed by adjusting the calculation of basic loss per share for the effects of dilutive potential ordinary shares from financial instruments that may be converted or exercised into ordinary shares of the Group. For the years ended 31 December 2020 and 2019, 4,261,333 and 4,732,936 potential ordinary shares pursuant to convertible shareholder loan agreements, convertible bond agreements and warrant agreements, respectively, were not included in the calculation of diluted loss per share, since the effect of doing so would result in a reduction of loss per share and thus be antidilutive. Therefore, the calculation of diluted loss per share did not differ from the calculation of basic loss per share.

The calculation of basic and diluted loss per share for the years ended 31 December 2020 and 2019 is as follows (in thousands, except for share and per share amounts):

	2020	2019
Earnings
Loss for the year	(170,044)	(209,876)
Number of shares
Weighted average number of ordinary shares outstanding	6,990,889	6,819,783

Basic and diluted loss per share	(24.32)	(30.77)

Transactions occurring after the reporting period

On 15 March 2021, the Group completed a second round private placement offering for $35.0 million. On 25 June 2021, holders of the Group’s convertible bonds converted $100.7 million of principal and accrued interest and $4.8 million of additional premium into equity. In the second half of 2021, Alvogen and Aztiq exercised their conversion, warrant and funding rights associated with the convertible shareholder loans in exchange for $101.3 million of cash, settlement of accrued-payment-in-kind interest and the conversion of $167.1 million of outstanding principal and accrued payment-in-kind interest. On [ ] December 2021, the Group issued additional ordinary shares to Alvogen, Aztiq and certain other investors at a nominal subscription price. These transactions would have significantly changed the number of ordinary shares outstanding as of 31 December 2020 if the transactions occurred before the end of the reporting period. Refer to Note 26.

11.	Property, plant and equipment

Property, plant and equipment consists of facility and computer equipment, furniture, fixtures and leasehold improvements. Movements within property, plant and equipment during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	Facility equipment	Furniture, fixtures and leasehold improvements	Computer equipment	Total
Cost
Balance at 1 January 2020	63,081	26,407	1,444	90,932
Additions	6,334	1,119	32	7,485
Disposals	(197)	—	—	(197)
Translation difference	1,090	74	37	1,201

Balance at 31 December 2020	70,308	27,600	1,513	99,421

Notes to the Consolidated Financial Statements

Depreciation
Balance at 1 January 2020	16,652	5,302	1,318	23,272
Depreciation	6,488	1,662	71	8,221
Disposals	(118)	—	—	(118)
Impairment	2,142	—	—	2,142
Translation difference	376	52	30	458

Balance at 31 December 2020	25,540	7,016	1,419	33,975

Net carrying amount

Balance at 31 December 2020	44,768	20,584	94	65,446

	Facility equipment	Furniture, fixtures and leasehold improvements	Computer equipment	Total
Cost
Balance at 1 January 2019	57,324	25,767	1,368	84,459
Additions	6,420	681	102	7,203
Disposals	(422)	(36)	(17)	(475)
Translation difference	(241)	(5)	(9)	(255)

Balance at 31 December 2019	63,081	26,407	1,444	90,932

Depreciation
Balance at 1 January 2019	11,411	3,691	1,186	16,288
Depreciation	5,582	1,652	156	7,390
Disposals	(247)	(36)	(16)	(299)
Translation difference	(94)	(5)	(8)	(107)

Balance at 31 December 2019	16,652	5,302	1,318	23,272

Net carrying amount

Balance at 31 December 2019	46,429	21,105	126	67,660

At 31 December 2020, the Group performed a review of its property, plant and equipment and determined certain laboratory equipment was no longer in use. In assessing resale value, the Group determined the market for resale was non-existent due to the unique nature of the equipment. Management therefore determined to fully impair the assets, resulting in an impairment charge of $2.1 million. The impairment charge has been recognized as an expense within “Research and development expenses” in the consolidated statements of profit or loss and other comprehensive income or loss during the year ended 31 December 2020.

The Group pledged $8.9 million and $11.4 million of property, plant and equipment as collateral to secure bank loans with third parties as of 31 December 2020 and 2019, respectively.

Notes to the Consolidated Financial Statements

12.	Leases

The Group’s leased assets consist of facilities, fleet and equipment pursuant to both arrangements with third parties and related parties. The carrying amounts of the Group’s right-of-use assets and the movements during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Right-of-use assets
Balance at 1 January	103,288	101,563
Adjustments for indexed leases	2,983	2,430
New or renewed leases	15,204	5,665
Terminated leases	(2,206)	—
Depreciation	(7,188)	(6,308)
Translation difference	(562)	(62)

Balance at 31 December	111,519	103,288

The Group’s right-of-use assets as of 31 December 2020 and 2019 are comprised of the following (in thousands):

	2020	2019
Right-of-use assets
Facilities	108,646	102,072
Fleet	27	34
Equipment	2,846	1,182

	111,519	103,288

At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The Group’s lease liabilities and the movements during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Lease liabilities
Balance at 1 January	101,794	102,119
Adjustments for indexed leases	2,983	2,430
New or renewed leases	15,937	4,850
Installment payments	(6,087)	(3,841)
Terminated leases	(1,965)	—
Foreign currency adjustment	(3,248)	(3,699)
Translation difference	(467)	(65)

Balance at 31 December	108,947	101,794

Current liabilities	(5,473)	(4,507)
Non-current liabilities	103,474	97,287

The amounts recognized in the consolidated statements of profit or loss and other comprehensive income or loss during the years ended 31 December 2020 and 2019 in relation to the Group’s lease arrangements are as follows (in thousands):

	2020	2019
Depreciation expense from right-of-use assets
Facilities	(6,955)	(6,142)
Fleet	(7)	(6)
Equipment	(226)	(160)

Total depreciation expense from right-of-use assets	(7,188)	(6,308)

Interest expense on lease liabilities	(5,481)	(5,541)
Foreign currency difference on lease liability	3,248	3,699
Loss on terminated leases	(241)	—

Total amount recognized in profit and loss	(9,662)	(8,150)

Notes to the Consolidated Financial Statements

The maturity analysis of undiscounted lease payments as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Less than one year	10,588	9,753
One to five years	41,183	37,961
Thereafter	112,371	112,129

	164,142	159,843

The Group’s lease liabilities as of 31 December 2020 and 2019 do not include $0.1 million of costs for short-term leases and low value leases.

13.	Goodwill

The Group’s goodwill balances as of 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Balance as of 1 January	12,226	12,497
Translation difference	1,201	(271)

Balance as of 31 December	13,427	12,226

Goodwill is recognized at the Group level, which is determined to be the smallest cash-generating unit. The recoverable amount of the cash-generating unit is determined based on a value in use calculation which uses cash flow projections based on the financial forecast for the period 2021-2030 (2019: 2020-2029) that has been approved by management and the Board of Directors. The Group’s operations are currently in a development phase, and the ten-year forecast includes the initial revenue generating phase when products currently in development will be available for market. The Group determined that the terminal growth rate and the discount rate are the key assumptions used in determining the current estimate of value in use.

Cash flows beyond 2030 (2019: 2029) have been extrapolated using a negative 5.0% terminal growth rate in both the 2020 and 2019 value in use calculations. A discount rate of 21.1% (2019: 21.3%) per annum was used in determining the current estimate of value in use. Since the recoverable amount of the cash-generating unit was substantially in excess of its carrying amount as of 31 December 2020 and 2019, management believes that any reasonably possible change in the key assumptions on which the recoverable amount of the cash-generating unit is based would not cause the carrying amount of the cash-generating unit to exceed its recoverable amount.

There were no goodwill impairment charges recognized in the consolidated statements of profit or loss and other comprehensive income or loss in any prior periods.

14.	Intangible assets

Intangible assets consist of software and customer relationships. Movements in intangible assets during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	Software	Customer relationships	Total
Cost
Balance at 1 January 2020	3,465	2,303	5,768
Additions	4,497	—	4,497
Disposals	(389)	—	(389)
Translation difference	30	225	255

Balance at 31 December 2020	7,603	2,528	10,131

Amortization
Balance at 1 January 2020	1,684	987	2,671
Amortization	649	361	1,010
Disposals	1	—	1
Translation difference	17	97	114

Balance at 31 December 2020	2,351	1,445	3,796

Net carrying amount

Balance at 31 December 2020	5,252	1,083	6,335

Notes to the Consolidated Financial Statements

	Software	Customer relationships	Total
Cost
Balance at 1 January 2019	2,636	2,354	4,990
Additions	849	—	849
Disposals	(20)	—	(20)
Translation difference	(1)	(51)	(52)

Balance at 31 December 2019	3,464	2,303	5,767

Amortization
Balance at 1 January 2019	1,126	673	1,799
Amortization	580	329	909
Disposals	(20)	—	(20)
Translation difference	(2)	(15)	(17)

Balance at 31 December 2019	1,684	987	2,671

Net carrying amount

Balance at 31 December 2019	1,780	1,316	3,096

Expense for amortization of the Group’s intangible assets is included within the consolidated statements of profit or loss and other comprehensive income or loss as follows (in thousands):

	2020	2019
Research and development expenses	357	319
General and administrative expenses	653	590

	1,010	909

During the years ended 31 December 2020 and 2019, there were no impairment indicators which required an impairment assessment to be performed.

15.	Cash and cash equivalents and restricted cash

Cash and cash equivalents

Cash and cash equivalents include both cash in banks and on hand. Cash and cash equivalents as shown in the consolidated statements of cash flows as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Cash and cash equivalents denominated in US dollars	27,183	64,773
Cash and cash equivalents denominated in other currencies	4,506	2,630

	31,689	67,403

Notes to the Consolidated Financial Statements

Restricted cash

Restricted cash as shown on the consolidated statements of financial position relates to cash that may only be used pursuant to certain of the Group’s borrowing arrangements. Therefore, these deposits are not available for general use by the Group. Movements in restricted cash balances during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Balance at 1 January	10,086	12,752
Restricted cash used for repayment of debt	—	(2,747)
Interest income	1	81

Balance at 31 December	10,087	10,086

The Group’s restricted cash is available for use after one year or later. Movements in restricted cash are not reflected in the Group’s consolidated statements of cash flows.

16.	Other current assets

The composition of other current assets as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Value-added tax	3,858	2,108
Prepaid expenses	5,922	1,246
Other short-term receivables	1,542	1,558

	11,322	4,912

17.	Share capital

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all liabilities. Equity instruments issued by a Group entity are recognized in the amount of the proceeds received, net of direct issue costs.

The Group’s equity consists of Class A and Class B ordinary shares. The Group’s authorized share capital is $10.0 million, consisting of the equivalent of 1,000,000,000 Class A ordinary shares with a par value of $0.01 per share. The Group’s Board of Directors has the authority to issue shares, grant options to subscribe for shares and issue any other instruments giving access to shares within the authorized share capital limits. All share capital issued as of 31 December 2020 and 2019 is fully paid.

Holders of Class A and Class B ordinary shares have the same rights and entitlements with respect to sharing in profits and participating in dividends. While each Class A ordinary share is entitled to one vote in general meetings of shareholders, the Class B ordinary shares are non-voting shares except for resolutions as required by law. Such resolutions include modifications to the rights of the Class B ordinary shares or resolutions resolving on a reduction of capital or liquidation of the Group. Each Class B ordinary share is convertible into one Class A ordinary share upon the occurrence of an IPO.

Share capital and share premium of the Group’s Class A and Class B ordinary shares issued as of 31 December 2020 and 2019 is as follows (in thousands, except for share amounts):

	2020		2019
	Shares	Share capital and share premium	Shares	Share capital and share premium
Class A ordinary shares	7,163,438	164,384	6,841,361	99,999
Class B ordinary shares	95,701	2,429	95,701	2,429

Total share capital and share premium	7,259,139	166,813	6,937,062	102,428

Notes to the Consolidated Financial Statements

Movements in the Group’s Class A and Class B ordinary shares, share capital and share premium during the years ended 31 December 2020 and 2019 are as follows (in thousands, except for share amounts):

	Class A Shares	Class B Shares	Share capital	Share premium	Total
Balance at 1 January 2019	6,666,667	87,126	67	70,124	70,191
Share issue	174,694	8,575	2	32,543	32,545
Transaction costs arising on share issue	—	—	—	(308)	(308)

Balance at 31 December 2019	6,841,361	95,701	69	102,359	102,428

Share issue	322,077	—	4	64,997	65,001
Transaction costs arising on share issue	—	—	—	(616)	(616)

Balance at 31 December 2020	7,163,438	95,701	73	166,740	166,813

No dividends were paid or declared during the years ended 31 December 2020 and 2019.

18.	Borrowings

The Group’s debt consists of interest-bearing borrowings from both financial institutions and related parties. Outstanding borrowings, net of transaction costs, presented on the consolidated statements of financial position as current and non-current as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Convertible shareholder loans, net of debt issue costs (see note 21)	177,612	139,896
Convertible bonds, net of debt issue costs	381,338	324,191
Other borrowings	8,949	11,519

Total outstanding borrowings, net of debt issue costs	567,899	475,606
Less: current portion of borrowings	(2,503)	(2,319)

Total non-current borrowings	565,396	473,287

Convertible shareholder loans

On 22 December 2017, the Group entered into convertible shareholder loans with Alvogen and Aztiq for a total principal amount of $146.5 million and $11.7 million, respectively. The convertible shareholder loans have a repayment date of 31 December 2022. Interest on the loans is 15% of the outstanding principal balance, payable semi-annually on 30 April and 31 October of each year, commencing on 30 April 2018. Interest accrued and unpaid at the end of each interest period increases the principal of obligations owed by the Group to the lenders. The loan agreements set forth terms and conditions between the Company and the lenders, inclusive of certain representations and non-financial covenants. In connection with the issuance of the convertible bonds, as described further below, the Group used $75.0 million of the proceeds to partially repay the outstanding balance on the convertible shareholder loans with Alvogen. $50.0 million of the partial repayment was made during the year ended 31 December 2018; the remaining $25.0 million of the partial repayment was made during the year ended 31 December 2019.

On 14 May 2019, Aztiq provided an additional $50.0 million term loan to the Group. This loan has a repayment date in March 2024 and has been provided on the same payment and interest terms as the previous convertible shareholder loans. Additionally, on 14 May 2019, Alvogen assigned and transferred $50.0 million of outstanding principal on its convertible shareholder loans to Aztiq.

On 30 June 2020, Alvogen provided another convertible loan to the Group for $30.0 million, which was convertible into Class A ordinary shares at Alvogen’s option. Alvogen exercised its conversion right on 21 October 2020 in connection with the issuance of ordinary shares through a private placement offering.

Notes to the Consolidated Financial Statements

On 21 October 2020, Aztiq assigned and transferred $23.1 million of the principal amount outstanding under its convertible shareholder loans to four new lenders and Alvogen. Concurrently, the new lenders also became new shareholders as a result of their participation in the aforementioned private placement offering.

As of 31 December 2020 and 2019, the outstanding principal balance on the convertible shareholder loans, including payment-in-kind interest added to the principal, is $171.6 million and $135.7 million, respectively. Accrued interest on the convertible shareholder loans as of 31 December 2020 and 2019 is $6.2 million and $4.5 million, respectively.

The Group has the option, at any time, to prepay all or any part of the outstanding principal and accrued interest on the convertible shareholder loans. Notwithstanding a prepayment of the convertible shareholder loans, the lenders have the option to convert the convertible shareholder loans into equity of the Group, in the form of Class A ordinary shares. The amount convertible for each shareholder is representative of a percentage of interest in the Group that is equal to the higher of a fixed conversion rate or reduced conversion rate that is contingent upon future equity issuances, subject to a maximum cap and may be converted, in whole or in part, up to twenty-eight days prior to an IPO. Furthermore, the lenders received certain warrant rights and additional funding rights in connection with the issuance of the convertible shareholder loans. The warrant rights may be exercised, in whole or in part, up to twenty-eight days prior to an IPO. The additional funding rights may be exercised, in whole or in part, up to three months prior to an IPO.

The derivatives associated with the convertible shareholder loans, which consist of conversion rights, warrant rights, excess warrant rights and funding rights, are recorded as “Derivative financial liabilities” in the consolidated statements of financial position. As of 31 December 2020 and 2019, the fair value was $534.7 million and $473.9 million, respectively, and the Group recorded an unrealized loss of $60.8 million and $59.9 million, respectively, recorded as a component of “Finance costs” in the consolidated statements of profit or loss and other comprehensive income or loss. Fair value measurements of the derivative financial liabilities are set out in Note 24.

Convertible bonds

On 14 December 2018, the Group issued $300.0 million of convertible bonds to multiple third-parties. The offering included $125.0 million of Tranche A bonds that included a guarantee from Alvogen and a 10% bonus if the bondholders convert at the time of an IPO. In addition, $175.0 million of Tranche B bonds were issued that do not have a guarantee but include a 25% bonus if the bondholders elect to convert at the time of an IPO. The bonds offer a 15% payment-in-kind interest rate and a put option to sell the bond back to the Group if an IPO has not occurred within three years from the original date of issuance. $10.0 million was set aside in a reserved cash account as collateral to satisfy the requirement that the Company always maintain a liquidity account with at least $10.0 million. Such reserved cash is presented as “Restricted cash” on the consolidated statements of financial position. During the year ended 31 December 2019, the Group closed on the remaining $68.0 million of borrowings.

As of 31 December 2020 and 2019, the outstanding principal balance on the convertible bonds, including payment-in-kind interest added to the principal, is $391.2 million and $337.7 million, respectively. Accrued interest on the convertible bonds as of 31 December 2020 and 2019 is $2.6 million and $2.3 million, respectively.

The Group has the option, at any time, to prepay all or any part of the outstanding principal and accrued interest on the convertible bonds. If the Group elects to prepay the convertible bonds within the first two years of the bond agreement, the bondholders are entitled to be paid an additional premium of at least 1.0% of the outstanding principal at the time of such prepayment. Notwithstanding a prepayment of the convertible bonds, the bondholders have the option to convert the bonds into equity of the Company up to fourteen days prior to maturity date, in the form of Class A ordinary shares. The bonds mature on 14 December 2023 unless otherwise redeemed, converted, purchased or cancelled prior to the maturity date.

The derivatives associated with the convertible bonds are recorded as “Derivative financial liabilities” in the consolidated statements of financial position. As of 31 December 2020 and 2019, the fair value was $0 and $5.4 million, respectively, and the Group recorded an unrealized gain of $5.4 million and $5.2 million, respectively, recorded as a component of “Finance income” in the consolidated statements of profit or loss and other comprehensive income or loss. Fair value measurements of the derivative financial liabilities are set out in Note 24.

Notes to the Consolidated Financial Statements

Other borrowings

In 2015 and 2016, the Group entered into several term loan agreements with a financial institution for a total principal amount of $25.9 million. The loan agreements set forth terms and conditions between the Group and the financial institution, inclusive of certain representations and non-financial covenants. Per the terms of the loan agreements, the loans mature throughout late 2023 and into the second half of 2024, depending on the issuance date of each loan. Interest on the loans is variable 1 month USD LIBOR plus 4.95%, payable on a monthly basis. Interest accrued and unpaid at the end of each interest period increases the principal obligations owed by the Group to the financial institution. As of 31 December 2020 and 2019, the outstanding principal balance on the loans, including accrued interest, is $8.1 million and $10.4 million, respectively. The Group is in compliance with all representations and non-financial covenants required by these agreements. In addition, the Group has pledged property, plant and equipment as collateral to secure these borrowings, as further described in Note 11.

In 2019, the Group entered into two loan agreements with two separate lenders. Per the terms of the loan agreements, the loans mature in early 2024 and late 2029, depending on the issuance date of each loan. As of 31 December 2020 and 2019, the outstanding principal balance on the loans, including accrued interest, is $0.9 million and $1.1 million, respectively.

Movements in the Group’s outstanding borrowings during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Borrowings, net at 1 January	475,606	295,849
Net proceeds from new borrowings	30,000	113,825
Loans from related party converted to equity	(30,000)	—
Repayments of borrowings	(2,896)	(27,053)
Accrued interest	91,985	90,214
Amortization of deferred debt issue costs	3,262	2,818
Foreign currency exchange difference	(58)	(47)

Borrowings, net at 31 December	567,899	475,606

The weighted-average interest rates of outstanding borrowings for the years ended 31 December 2020 and 2019 are 14.85% and 14.84%, respectively.

Contractual maturities of principal amounts on the Group’s outstanding borrowings as of 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Within one year	2,503	2,319
Within two years	115,788	2,472
Within three years	396,651	32,983
Within four years	64,166	452,009
Thereafter	1,545	1,839

	580,653	491,622

19.	Long-term incentive plans

Share appreciation rights

Prior to 2019, the Group granted SARs to three former employees. During the years ended 31 December 2020 and 2019, the Group granted SARs to one and two current employees, respectively.

The Group’s SAR liability as of 31 December 2020 and 2019 totaled $30.1 million and $22.3 million, respectively. Expense recognized for the Group’s SAR liability for the years ended 31 December 2020 and 2019 totaled $7.8 million and $22.3 million, respectively. The vested portion of the Group’s SAR liability as of 31 December 2020 is $24.7 million. As of 31 December 2020, the Group expects to settle the SARs in 2021 and 2022.

Notes to the Consolidated Financial Statements

Significant assumptions used in the Black-Scholes-Merton pricing model as of 31 December 2020 and 2019 are as follows:

	2020	2019
Risk-free interest rate	0.1%	1.6%
Volatility rate	42.0%	42.0%
Expected dividend yield	—	—
Expected life	1.0 – 1.2 years	1.4 – 2.5 years
Share price at valuation	$1,465	$1,231
Strike price	$904 - $1,296	$839 - $1,200

The risk-free interest rate is the continuously compounded risk free rate for a one-year US government zero-yield bond. Expected volatility is based on historical data from a peer group of public companies. The expected life is based on when the Group expects each holder’s award will be fully vested and settled by the Group, which is dependent on management’s expectation of when specified triggering events requiring settlement will occur. The share price at valuation is based on the Group’s equity valuation at the time of various equity-related transactions that occurred during 2020 and 2019. The strike price represents actual and anticipated increases in equity between the SAR agreement date and the anticipated dates of settlement triggering events. The strike price is used to determine the difference between the equity value at the time of the settlement triggering event and the original equity value of the Group.

Employee incentive plan

Movements in the Group’s employee incentive plan liabilities during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Balance at 1 January	510	419
Additions	10,322	91
Payments	(331)	—

Balance at 31 December	10,501	510

20.	Litigation

As of the issuance date of these consolidated financial statements, the Group is involved in four litigations in the United States arising out of the development of its adalimumab biosimilar, and the filing of the corresponding biologics license application with the U.S. Food and Drug Administration.

In March 2021, AbbVie Inc. and AbbVie Biotechnology Ltd. (collectively, “AbbVie”) filed an action in the Northern District of Illinois against Alvotech hf. alleging trade secret misappropriation. The complaint pleads, among other things, that Alvotech hf. hired a certain former AbbVie employee in order to acquire and access trade secrets belonging to AbbVie. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief, damages and attorney fees. In May 2021, Alvotech hf. moved to dismiss the case. In October 2021, the court granted Alvotech hf.’s motion and dismissed the case for lack of personal jurisdiction. In November 2021, AbbVie appealed the dismissal in the Court of Appeals or the Seventh Circuit. If AbbVie is able to overturn the dismissal of the case, or to file similar claims in a different jurisdiction, and if the Group fails in defending AbbVie’s claims regarding trade secret misappropriation, in addition to paying monetary damages, the Group may lose valuable intellectual property rights or personnel, which could have a material adverse effect on its business. Even if the Group is successful in defending against such claims, litigation could result in substantial costs.

Notes to the Consolidated Financial Statements

In April 2021, AbbVie filed an action in the Northern District of Illinois against Alvotech hf. alleging infringement of four patents. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief and attorney fees. In June 2021, Alvotech hf. moved to dismiss the case and in August 2021, such motion was denied. This case is pending. In September 2021, Alvotech hf. answered and counterclaimed, alleging that the asserted patents are invalid, unenforceable, and not infringed. Alvotech hf. seeks, among other things, judgment in its favor, a denial of AbbVie’s claim for relief, and attorney fees. In October 2021, AbbVie moved to dismiss certain of Alvotech hf.’s counterclaims and affirmative defenses. The Court has not ruled on AbbVie’s motion.

In May 2021, AbbVie filed an action in the Northern District of Illinois against Alvotech hf. alleging infringement of fifty-eight patents. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief, monetary damages and attorney fees. In June 2021, Alvotech hf. moved to dismiss the case. The court has not yet ruled on Alvotech hf.’s motion. An amended complaint was filed in November 2021, adding two patents.

The above two patent cases filed by AbbVie in April 2021 and May 2021 are now proceeding in parallel pursuant to a scheduling order entered in both cases in September 2021. Pursuant to that order, in a first phase of litigation, the cases will be limited to ten patents. All other asserted patents are stayed. The order further states that, among other things, trial will commence in August 2022, and that the court plans to issue its trial decision by the end of October 2022. In light of that, Alvotech hf. agreed not to launch AVT02 in the United States prior to the issuance of the court’s decision.

In May 2021, Alvotech USA Inc. and Alvotech hf. (collectively, “Alvotech”) filed an action in the Eastern District of Virginia against AbbVie seeking a declaratory judgment that the four AbbVie patents mentioned above in the April 2021 patent case filed by AbbVie are not infringed, invalid and unenforceable. The complaint seeks, among other things, judgment in Alvotech’s favor, injunctive relief and attorney fees. In June 2021, AbbVie moved to dismiss the case, or in the alternative, to have the case transferred to Illinois. In October 2021, the Virginia court granted AbbVie’s motion in part, and ordered that the case be transferred to Illinois. Alvotech voluntarily dismissed this case after the transfer.

In the event of a successful claim of patent infringement against Alvotech, the Group may, in addition to being blocked from the market, have to pay substantial monetary damages, including treble damages and attorney fees for willful infringement, pay royalties, redesign its infringing products or obtain a license from AbbVie, which may be impossible or require substantial time and monetary expenditure. Therefore, these matters could have a material adverse effect on the Group. Even if the Group is successful in defending against AbbVie’s patent infringement claims, litigation could result in substantial costs.

The Group disputes these claims made by AbbVie and intends to defend the matters vigorously. Given the uncertainty of the litigation, the preliminary stage of the cases and the legal standards that must be met for, among other things, success on the merits, the Group cannot estimate the reasonably possible loss or range of loss that may result from these actions. Further, the Group does not consider that these matters give rise to a probable loss and as such, no amounts have been accrued with respect to these matters as of the date of issuance of these consolidated financial statements. The Group will continue to monitor developments of these litigations and reassess the potential financial statement impact at each future reporting period.

The Group incurred approximately $7.9 million and $4.2 million in legal expenses during the years ended 31 December 2020 and 2019, respectively, in preparation for, and/or in relation to, these litigations. Aside from these matters, the Group is not currently a party to any material litigations or similar matters.

21.	Related parties

Related parties are those parties which have considerable influence over the Group, directly or indirectly, including a parent company, owners or their families, large investors, key management personnel and their families and parties that are controlled by or dependent on the Group, such as affiliates and joint ventures. Key management personnel include the Group’s executive officers and directors, since these individuals have the authority and responsibility for planning, directing and controlling the activities of the Group. Interests in subsidiaries are set out in Note 1.

Transactions with related parties

A related party transaction is a transfer of resources, services or obligations between the Group and a related party, regardless of whether a price is charged. The Group engages with related parties for both purchased and sold services, loans and other borrowings and other activities.

Notes to the Consolidated Financial Statements

The Group entered into two lease agreements with Fasteignafélagið Sæmundur hf. in January 2019 and October 2020 for facilities in Iceland, both with remaining lease terms of approximately 18 years as of 31 December 2020. The Group also entered into ten separate lease agreements with HRJAF ehf. throughout 2019 and 2020 for a group of apartment buildings in Iceland used for temporary housing of employees and third party contractors. Two of the leases were terminated during the year ended 31 December 2020. The remaining lease terms for the other eight leases approximate 8 years, on average, as of 31 December 2020.

The Group provides and receives certain support services through arrangements with Alvogen and Alvogen Malta (Outlicensing) Ltd. (Adalvo). Services provided to Alvogen consist of finance, administrative, legal and human resource services. Services received from Alvogen primarily consist of marketing, salary processing and information technology support services. Services received from Adalvo primarily consist of legal, regulatory, supply chain management and portfolio and market intelligence services.

Purchased service includes rental fees and service expenses, as described above. Rental fees and service expenses with related parties are presented as “General and administrative expenses” or “Research and development expenses” in the consolidated statements of profit or loss and other comprehensive income or loss, depending on the nature of the service performed and expense incurred by the Group. Rental liabilities from lease arrangements with related parties are presented as a component of “Lease liabilities” on the consolidated statements of financial position. Service payables are presented as “Liabilities to related parties” on the consolidated statements of financial position.

Interest includes interest expense on borrowings. Interest expenses on loans from related parties are presented as “Finance costs” in the consolidated statements of profit or loss and other comprehensive income or loss. Borrowings are presented as “Borrowings” and “Current maturities of borrowings” on the consolidated statements of financial position.

Sold service includes services provided to related parties, as described above. Income from related parties for such services are presented as “Other income” in the consolidated statements of profit or loss and other comprehensive income or loss. Amounts receivable for such activities are presented as “Receivables from related parties” on the consolidated statements of financial position. The Group has not recorded bad debt provisions for its receivables from related parties.

Related party transactions as of and for the year ended 31 December 2020 are as follows (in thousands):

	Purchased service / interest	Sold service	Receivables	Payables/ loans
Alvogen Lux Holdings S.à r.l. – Sister company (a)	9,452	1,134	—	68,237
Aztiq Pharma Partners S.à r.l. – Sister company (a)	19,471	—	—	123,671
Fasteignafélagið Sæmundur hf. – Sister company	8,111	—	—	84,650
Alvogen Iceland ehf. – Sister company	2,268	1,310	38	21
Alvogen ehf. – Sister company	40	—	—	40
Alvogen UK – Sister company	1,153	—	—	132
Lotus Pharmaceuticals Co. Ltd. – Sister company (b)	3,060	—	—	7,440
Alvogen Emerging Markets – Sister company	68	—	—	11
Alvogen Inc. – Sister company	67	—	—	23
Changchun Alvotech Biopharmac. Co. Ltd (c)	—	—	323	—
Alvogen PB R&D LLC	—	7	—	—
Alvogen Malta Operations Ltd – Sister company	239	—	—	—
Alvogen Malta Group Services – Sister company	478	—	—	40
Alvogen Malta Sh. Services – Sister company	101	—	—	—
Alvogen Malta LTD – Sister company	—	4	—	—
Alvogen Malta (Outlicensing) Ltd – Sister company	142	185	26	58
Alvogen Spain SL – Sister Company	132	—	—	—
Norwich Clinical Services Ltd – Sister Company	92	—	—	42
Alvogen Pharma Pvt Ltd – Sister Company	218	—	—	—
HRJAF ehf – Sister company	1,083	—	—	9,191

	46,175	2,640	387	293,556

Notes to the Consolidated Financial Statements

(a)	The full amount of purchased service relates to interest expenses from long-term liabilities and the full amount of payables / loans are interest-bearing long-term liabilities (see Note 18).
(b)

Payables to Lotus Pharmaceuticals Co. Ltd. consists of the long-term liability as further described in Note 2. This long-term liability is presented as “Other long-term liability to related party” on the consolidated statements of financial position.

(c)

The amount receivable from Changchun Alvotech Biopharmac. Co. Ltd. relates to amounts due for reference drugs used in research and development studies and certain consulting fees incurred by the Group. This receivable is presented as a component of “Investment in joint venture” on the consolidated statements of financial position.

Related party transactions as of the for the year ended 31 December 2019 are as follows (in thousands):

	Purchased service / interest	Sold service	Receivables	Payables/ loans
Alvogen Lux Holdings S.à r.l. – Sister company (a)	10,170	—	—	53,248
Alvogen Aztiq AB – Sister company (a)	804	—	—	—
Aztiq Pharma Partners S.à r.l. – Sister company (a)	11,390	—	—	127,325
Fasteignafélagið Sæmundur hf. – Sister company	6,901	—	—	81,841
Alvogen Iceland ehf. – Sister company	817	1,690	35	—
Alvogen UK – Sister company	1,060	—	—	174
Norwich Pharmaceuticals Inc. Sister company	—	—	—	2,613
Alvogen Inc. – Sister company	455	—	—	2,119
Changchun Alvotech Biopharmac. Co. Ltd	—	—	—	5,000
Alvogen Malta Operations Ltd – Sister company	849	—	—	550
Alvogen Malta (Outlicensing) Ltd - Sister company	—	102	—	29
Alvogen Spain SL - Sister Company	78	—	—	1
Norwich Clinical Services Ltd - Sister Company	74	—	—	17
Alvogen Pharma Pvt Ltd - Sister Company	183	—	—	23
HRJÁF ehf - Sister company	243	—	—	3,416

	33,024	1,792	35	276,356

(a)

The full amount of purchased service relates to interest expenses from long-term liabilities and nearly the full amount of payables / loans are interest-bearing long-term liabilities (see Note 18). Payables/loans also includes $0.3 million of short term payables.

Commitments and guarantees

The Group does not have any contractual commitments with its related parties other than the receivables, loans and payables previously disclosed. Alvogen guarantees $125.0 million of the Group’s borrowings and $10.0 million of the Group’s lease arrangements with other related parties.

Notes to the Consolidated Financial Statements

Key management personnel

Compensation of key management personnel, which includes the Group’s executive officers, during the years ended 31 December 2020 and 2019 was as follows (in thousands):

	2020	2019
Short-term employee benefits	5,307	2,656
Other long-term benefits	106	—
Termination benefits	237	—

	5,650	2,656

The Group’s directors were not provided with any compensation during the years ended 31 December 2020 and 2019.

22.	Other current liabilities

The composition of other current liabilities as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Unpaid salary and salary related expenses	8,721	4,759
Accrued vacation leave	3,682	2,325
Accrued expenses	4,013	3,877

	16,416	10,961

23.	Interests in joint ventures

In September 2018, Alvotech hf., a subsidiary of the Group, entered into a joint venture agreement with Changchun High & New Technology Industries (Group) Inc. (the “joint venture partner”) to form a newly created joint venture entity, Changchun Alvotech Biopharmaceutical Co., Ltd. (the “joint venture” or “JVCO”). The purpose of the JVCO is to develop, manufacture and sell biosimilar products in the Chinese market. The JVCO’s place of business is also the country of incorporation.

Name of entity	Place of	Ownership interest		Carrying Amount
	business	2020	2019	2020	2019
Changchun Alvotech Biopharm. Co. Ltd.	China	50.0%	50.0%	56,679	54,020

The proportion of ownership interest is the same as the proportion of voting rights held by the Group. Management evaluated whether the Group’s voting rights are sufficient for providing a practical ability to direct the relevant activities and strategic objectives of JVCO unilaterally. As the Group does not hold a majority of the voting rights, the Group does not control JVCO. As a result, the Group’s investment in JVCO is accounted for using the equity method.

The following table provides the change in the Group’s investment in a joint venture during the years ended 31 December 2020 and 2019 (in thousands):

	2020	2019
Balance at 1 January	54,020	—
Additions (1)	—	55,000
Share in losses	(1,505)	(192)
Translation difference	4,164	(788)

Balance at 31 December	56,679	54,020

(1)	Additions represent the Group’s investment in JVCO, which is comprised of $10.0 million in cash and $45.0 million in intellectual property contributions.

The tables below provide summarized financial information for the JVCO. The information disclosed reflects the amounts presented in the financial statements of the JVCO and not the Group’s share of those amounts. They have been amended to reflect adjustments made by the Group when using the equity method, including fair value adjustments and modifications for differences in accounting policy.

Notes to the Consolidated Financial Statements

Summarized Statements of Financial Position (in thousands)	2020	2019
Current assets
Cash and bank balances	59,478	45,416
Receivable	—	55,000
Other current assets	25,172	125

Total current assets	84,650	100,541

Total non-current assets	34,519	7,531

Current liabilities
Financial liabilities	323	—
Other current liabilities	5,785	308

Total current liabilities	6,108	308

Net assets	113,061	107,764

Reconciliation to carrying amounts (in thousands):	2020	2019
Opening net assets at 1 January	107,764	—
Profit / (loss) for the period	(3,010)	(384)
Other comprehensive income	—	—
Cash contributions of owners	—	55,281
Receivable from owners		55,000
Dividends paid	—	—
Other, net	8,307	(2,133)

Closing net assets at 31 December	113,061	107,764

Group’s share in %	50%	50%
Group’s share in USD	56,531	53,882
Other	148	138

Carrying amount	56,679	54,020

Summarized Statements of Profit or Loss &Other Comprehensive Income (in thousands)	2020	2019*
Revenue Interest income	— 2,518	— 761
Depreciation and Amortization	26	9
Interest expense	—	—
Income tax expense	—	—
Other expenses	4,844	1,314
Exchange rate differences	658	(179)

Loss from continued operations	(3,010)	(383)

Loss from discontinued operations	—	—
Loss for the period	(3,010)	(383)
Other comprehensive income	—	—
Total comprehensive loss	(3,010)	(383)
Dividends received from joint venture entity	—	—

*	From the date of incorporation of 11 March 2019.

The Group did not receive any dividends from JVCO during the years ended 31 December 2020 and 2019. The Group had a $5.0 million commitment to provide a cash contribution to JVCO as of 31 December 2019, which was paid during the year ended 31 December 2020. Similarly, the joint venture partner had a $50.0 million commitment to provide a cash contribution to JVCO as of 31 December 2019, which was also paid during the year ended 31 December 2020. The Group does not have any remaining

Notes to the Consolidated Financial Statements

commitments to JVCO as of 31 December 2020. Furthermore, the Group does not have any contingent liabilities relating to its interests in JVCO as of 31 December 2020 or 2019. While there are no significant restrictions resulting from contractual arrangements with JVCO, entities in China are subject to local exchange control regulations. These regulations provide for restrictions on exporting capital from those countries, other than dividends.

24.	Financial instruments

Accounting classification and carrying amounts

Financial assets as of 31 December 2020 and 2019, all of which are measured at amortized cost, are as follows (in thousands):

	2020	2019
Cash and cash equivalents	31,689	67,403
Restricted cash	10,087	10,086
Trade receivables	583	22,353
Other current assets	11,322	4,912
Receivables from related parties	387	35

	54,068	104,789

Financial liabilities as of 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Borrowings (measured at amortized cost)	567,899	475,606
Derivative financial liabilities (measured at FVTPL)	534,692	479,263
Other long-term liability to related party (measured at FVTPL)	7,440	—
Long-term incentive plan (measured at FVTPL)	40,593	22,293
Trade and other payables (measured at amortized cost)	11,959	11,732
Lease liabilities (measured at amortized cost)	108,947	101,794
Liabilities to related parties (measured at amortized cost)	367	10,780
Other current liabilities	16,416	10,961

	1,288,313	1,112,429

It is management’s estimate that the carrying amounts of financial assets and financial liabilities carried at amortized cost approximate their fair value, with the exception of the convertible bonds and convertible shareholder loans, since any applicable interest receivable or payable is either close to current market rates or the instruments are short-term in nature. Material differences between the fair values and carrying amounts of these borrowings are identified as follows:

	At 31 December 2020
	Carrying Amount	Fair Value
Convertible bonds	391,244	399,388
Convertible shareholder loans	171,574	210,026

	562,818	609,414

	At 31 December 2019
	Carrying Amount	Fair Value
Convertible bonds	337,652	341,423
Convertible shareholder loans	135,682	169,457

	473,334	510,880

Notes to the Consolidated Financial Statements

Fair value measurements

The following tables illustrate the fair value measurement hierarchy of the Group’s financial instruments measured to fair value on a recurring basis as of 31 December 2020 and 2019 (in thousands):

	2020
	Level 1	Level 2	Level 3	Total
Convertible shareholder loans
Conversion rights and warrant rights	—	—	220,695	220,695
Funding rights	—	—	176,888	176,888
Excess warrant rights	—	—	137,109	137,109

	—	—	534,692	534,692

	2019
	Level 1	Level 2	Level 3	Total
Convertible bonds
Conversion rights	—	—	5,393	5,393
Convertible shareholder loans
Conversion rights and warrant rights	—	—	169,644	169,644
Funding rights	—	—	199,843	199,843
Excess warrant rights	—	—	104,383	104,383

	—	—	479,263	479,263

The Group recognized derivative financial liabilities related to the equity conversion rights in the convertible bonds as well as the equity conversion rights, warrant rights and funding rights in the convertible shareholder loans.

Convertible bonds

The fair value of the derivatives associated with the convertible bonds was $0 and $5.4 million at 31 December 2020 and 2019, respectively. Changes in the fair value of the financial instruments during the period are recognized in the consolidated statements of profit or loss and other comprehensive income or loss.

The equity conversion features associated with the convertible bonds was determined using a lattice model that incorporated inputs as further described below. Probabilities associated with the timing of exercise and/or repayment of the instruments are determined based on all relevant internal and external information available and are reviewed and reassessed at each reporting date. The following table presents the assumptions that were used for the model in valuing the equity conversion rights:

	2020	2019
Stock price at valuation	$201.82	$177.45
Conversion ratio	0.387	0.387
Volatility rate	42.5%	42.5%
Risk-free interest rate	0.1%	1.6%
Expected dividend yield	0.0%	0.0%
Risk-adjusted yield	11.8%	15.2%
Expected life	0.95 years	0.95-1.95 years

The stock price at valuation is based on the Group’s equity valuation upon arms-length transactions that occurred in 2020 and 2019, respectively. The conversion ratio is a calculation based on the stated conversion price of each instrument. The volatility rate is based on historical data from a peer group of public companies with an enterprise value between $500 million and $5 billion. The risk-free interest rate is based on U.S. treasury yields corresponding to the expected life input into the pricing model. The expected dividend yield is based on the Group’s expectations for annual dividends and indicated stock price. The risky yield is calculated as of the issuance date of the instruments such that the value of the instrument is equal to its purchase price less any original issue discount. It is then adjusted as of each valuation date based on changes in market yields. The expected life is based on when the Group expects the bond to either reach maturity or be redeemed through conversion or redemption.

Notes to the Consolidated Financial Statements

Convertible shareholder loans

The fair value of the derivatives associated with the convertible shareholder loans is $534.7 million and $473.9 million at 31 December 2020 and 2019, respectively. Changes in the fair value of the financial instruments during the period are recognized in the consolidated statements of profit or loss and other comprehensive income or loss.

The fair value of the equity conversion rights and warrant rights associated with the convertible shareholder loans was determined using a lattice model that incorporated inputs as further described below. Probabilities associated with the timing of exercise and/or repayment of the instruments are determined based on all relevant internal and external information available and are reviewed and reassessed at each reporting date.

The following table presents the assumptions that were used for the model in valuing the equity conversion rights and warrant rights:

	2020	2019
Stock price at valuation	$201.82	$177.45
Conversion ratio	1.399	1.321
Volatility rate	42.5%	42.5%
Risk-free interest rate	0.1%	1.6%
Expected dividend yield	0.0%	0.0%
Risky yield	14.2%	18.5%
Expected life	1-2 years	1-3 years

The stock price at valuation is based on the Group’s equity valuation upon arms-length transactions that occurred in 2020 and 2019, respectively. The conversion ratio is a calculation based on the stated conversion price of each instrument. The volatility rate is based on historical data from a peer group of public companies with an enterprise value between $500 million and $5 billion. The risk-free interest rate is based on U.S. treasury yields corresponding to the expected life input into the pricing model. The expected dividend yield is based on the Group’s expectations for annual dividends and indicated stock price. The risky yield is calculated as of the issuance date of the instruments such that the value of the instrument is equal to its face value. It is then adjusted as of each valuation date based on changes in market yields. The expected life is based on when the Group expects the loans to either reach maturity or be redeemed through conversion or redemption.

The fair value of the funding rights and excess warrant rights associated with the convertible shareholder loans was determined using a Black-Scholes Option Pricing Model. The following table presents the assumptions that were used for the model in valuing the funding rights and excess warrant rights:

	2020	2019
Stock price at valuation	$201.82	$177.45
Strike price	$71.47	$75.68
Volatility rate	42.5%	42.5%
Risk-free interest rate	0.1%	1.6%
Expected dividend yield	0.0%	0.0%
Expected life	1-2 years	1-3 years

The stock price at valuation is based on the Group’s equity valuation upon arms-length transactions that occurred in 2020 and 2019, respectively. The strike price is based on the stated strike price of each instrument. The volatility rate is based on historical data from a peer group of public companies with an enterprise value between $500 million and $5 billion. The risk-free interest rate is based on U.S. treasury yields corresponding to the expected life input into the pricing model. The expected dividend yield is based on the Group’s expectations for annual dividends and indicated stock price. The expected life is based on when the Group expects the loans to either reach maturity or be redeemed through conversion or redemption.

In aggregate, the fair value of the derivative liabilities associated with the convertible shareholder loans and convertible bonds at 31 December 2018 was $424.6 million. In 2019, the fair value of the derivative liabilities increased by $54.7 million, resulting in derivative liabilities of $479.3 million at 31 December 2019. In 2020, the fair value of the financial instruments increased by $55.4 million, resulting in derivative liabilities of $534.7 million at 31 December 2020. Included in the changes in fair value of the derivative liabilities is the amortization of a deferred loss associated with the recognition of funding rights at the inception of the convertible shareholder loan with Aztiq. Specifically, at inception, the fair value of the funding rights, determined using unobservable inputs, exceeded the transaction price by $15.0 million. The deferred loss is recognized over the 5-year term of the convertible shareholder loan using the straight-line method of amortization. The unamortized deferred loss, which is netted against derivative financial liabilities on the consolidated statements of financial position, was $5.9 million and $8.9 million as of 31 December 2020 and 2019, respectively.

Notes to the Consolidated Financial Statements

The Group did not recognize any transfers of assets or liabilities between levels of the fair value hierarchy during the years ended 31 December 2020 and 2019.

Capital management

The capital structure of the Group consists of equity, debt and cash. For the foreseeable future, the Board of Directors will maintain a capital structure that supports the Group’s strategic objectives through managing the budgeting process, maintaining strong investor relations and managing the financial risks of the Group, as further described below. No changes were made in the objectives, policies or processes for managing capital during the years ended 31 December 2020 and 2019.

Financial risk management

The Group’s corporate treasury function provides services across the organization, coordinates access to domestic and international financial markets, monitors and manages the financial risks relating to the Group’s operations through internal risk reports which analyze exposures by degree and magnitude of risks. These risks include market risk (including currency risk and interest rate risk), credit risk and liquidity risk.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of fluctuations in market interest rates primarily relates to the cash in bank that is subject to floating interest rates.

The following table provides an interest rate sensitivity analysis for the effect on loss before tax (in thousands):

	2020	2019
Variable-rate financial liabilities +100	(90)	(113)
Variable-rate financial liabilities -100	90	113

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s exposure to currency risk arises from financial assets and financial liabilities denominated in other currencies than the functional currency of the Group.

The majority of the Group’s financial assets and liabilities are denominated in a foreign currency. Below are the foreign currencies that have the most significant impact on the Group’s operations.

	Closing rate		Average rate		Change
	2020	2019	2020	2019
EUR	1.230	1.122	1.141	1.119	9.7%
GBP	1.361	1.316	1.283	1.276	3.4%
ISK	0.008	0.008	0.007	0.008	(4.6%)
CHF	1.133	1.033	1.066	1.007	9.6%

Notes to the Consolidated Financial Statements

The Group’s assets and liabilities that are denominated in foreign currencies as of 31 December 2020 are as follows (in thousands):

	Assets	Liabilities	Net assets
EUR	11,864	11,792	72
GBP	26	437	(411)
ISK	633	114,442	(113,809)
CHF	231	4,498	(4,267)

The Group’s assets and liabilities that are denominated in foreign currencies as of 31 December 2019 are as follows (in thousands):

	Assets	Liabilities	Net assets
EUR	28,389	20,290	8,099
GBP	54	363	(309)
ISK	2,422	104,054	(101,632)
CHF	297	2,312	(2,015)

A reasonable possible strengthening or weakening of the Group’s significant foreign currencies against the USD would affect the measurement of financial instruments denominated in a foreign currency and affect equity by the amount shown in the sensitivity analysis table below. The analysis assumes that all other variables, such as interest rates, remain constant.

	EUR	GBP	ISK	CHF
Year ended 31 December 2020
-10% weakening	(7)	(41)	(11,381)	(427)
+10% strengthening	7	41	11,381	427
Year ended 31 December 2019
-10% weakening	(810)	(31)	(10,163)	(201)
+10% strengthening	810	31	10,163	201

Credit risk

Credit risk it the risk that a counterparty will not fulfill its contractual obligations under a financial instrument contract, leading to a financial loss for the Group. The maximum credit risk exposure for the Group’s financial assets as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Cash and cash equivalents	31,689	67,403
Restricted cash and certificate deposits	10,087	10,086
Other assets	47,730	50,357

	89,506	127,846

The Group’s cash and cash equivalents and restricted cash are deposited with high-quality financial institutions. Management believes these financial institutions are financially sound and, accordingly, that minimal credit risk exists. The Group has not experienced any losses on its deposits of cash and cash equivalents and restricted cash, yet monitors the credit rating of these financial institutions on a periodic basis.

Other assets primarily consist of other current assets, as described in Note 16, and trade receivables and contract assets recognized in connection with the Group’s performance pursuant to its contracts with customers, all of which are large multinational pharmaceutical companies. There are no significant amounts past due as of 31 December 2020 and 2019 and the Group concludes that any expected credit losses with respect to these assets is immaterial.

Notes to the Consolidated Financial Statements

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset.

Contractual maturities of financial assets and liabilities as of 31 December 2020 are as follows (in thousands):

	Within one year	One to two years	Thereafter	Total
Financial assets
Non-interest bearing	582	—	—	582
Variable-interest bearing	31,689	—	10,087	41,776

Total financial assets	32,271	—	10,087	42,358

Financial liabilities
Non-interest bearing	28,742	—	48,033	76,775
Fixed-interest bearing - Borrowings	—	205,464	683,559	889,023
Derivative liabilities	—	534,692	—	534,692
Variable-interest bearing - Borrowings	2,867	2,865	3,943	9,675

	31,609	743,021	735,535	1,510,165

Contractual maturities of financial assets and liabilities as of 31 December 2019 are as follows (in thousands):

	Within one year	One to two years	Thereafter	Total
Financial assets
Non-interest bearing	22,353	—	—	22,353
Variable-interest bearing	67,403	—	10,086	77,489

Total financial assets	89,756	—	10,086	99,842

Financial liabilities
Non-interest bearing	33,473	—	22,293	55,766
Fixed-interest bearing - Borrowings	—	—	900,129	900,129
Derivative liabilities	—	—	479,263	479,263
Variable-interest bearing - Borrowings	2,876	2,868	6,893	12,637

Total financial liabilities	36,349	2,868	1,408,578	1,447,795

Refer to Note 12 for the maturity analysis of the Group’s undiscounted lease payments.

25.	Supplemental cash flow information

Supplement cash flow information for the year ended 31 December 2020 and 2019 is included below (in thousands)

	2020	2019
Non-cash investing and financing activities
Right-of-use assets obtained through new operating leases	15,204	5,665
Equity issued through exercising of convertible shareholder loans	30,000	—

26.	Subsequent events

The Group evaluated subsequent events through [ ] 2021, the date the Consolidated Financial Statements were available to be issued.

On 15 March 2021, the Group issued 173,427 Class A ordinary shares for $35.0 million in connection with a second round private placement offering.

Notes to the Consolidated Financial Statements

On 24 June 2021, holders of the Group’s convertible bonds converted $100.7 million of principal and accrued interest. In connection with this transaction, 455,687 Class A ordinary shares were issued. The holders agreed to waive their conversion rights on the remaining outstanding bonds and agreed to extend the maturity of the bonds to 2025, among other amendments to the terms and conditions. In addition, the Group issued additional bonds in the amount of $113.8 million to two third-party bondholders.

In August, September and November of 2021, Alvogen exercised its warrant rights to purchase Class A ordinary shares. As a result of exercising the warrant rights, the Group issued 1,522,103 Class A ordinary shares in exchange for $101.3 million in cash.

On 7 December 2021, the Group entered into a Business Combination Agreement (the Business Combination Agreement) with Oaktree Acquisition Corporation II, a special purpose acquisition company (Oaktree). As a result of the transactions contemplated by the Business Combination Agreement, Oaktree and the Group will merge into Alvotech Lux Holdings SAS, a simplified joint stock company, incorporated and existing under the laws of the Grand Duchy of Luxembourg. Transaction closing is subject to customary and other closing conditions, including regulatory approvals and approval by Oaktree shareholders. More information on these conditions will be included in the proxy statement / prospectus that will be filed with the Securities and Exchange Commission.